UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Soliciting Material Pursuant to §240.14a-12

SPRINGWORKS THERAPEUTICS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SPRINGWORKS THERAPEUTICS, INC.
100 Washington Blvd
Stamford, CT 06902
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To be held May 20, 2021
Notice is hereby given that the 2021 Annual Meeting of Stockholders, or Annual Meeting, of SpringWorks Therapeutics, Inc. will be held virtually on May 20, 2021 at 9:30 a.m. Eastern time. You will be able to attend the 2021 annual meeting, vote, and submit your questions during the meeting via live webcast through the link www.meetingcenter.io/212446126 and entering password SWTX2021.
We have adopted this technology to expand access to the meeting, improve communications and impose lower costs on our stockholders, the company and the environment. We believe virtual meetings enable increased stockholder participation from locations around the world. The online format allows us to communicate more effectively via a pre-meeting forum that you can enter by visiting http://www.meetingcenter.io/212446126 and entering password SWTX2021. Additionally, given the heightened concerns around COVID-19, the virtual meeting format allows us to continue to proceed with the meeting while mitigating the potential health and safety risks to participants.
The purpose of the Annual Meeting is the following:
1.
To elect two Class II directors to our Board of Directors, each to serve until the 2024 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.
To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, or Say-on-Pay;

4.
To approve, on a non-binding advisory basis, the frequency of future Say-on-Pay votes; and

5.
To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only SpringWorks Therapeutics, Inc. stockholders of record at the close of business on April 6, 2021, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
You can find more information, including information regarding the nominees for election to our Board of Directors, in the accompanying proxy statement. The Board of Directors recommends that you vote in favor of each of proposals one, two and three, and vote in favor of one year for proposal four as outlined in the accompanying proxy statement.
Your vote is important. Whether or not you are able to attend the meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.
By order of the Board of Directors,
/s/ Saqib Islam

Saqib Islam
Chief Executive Officer
Stamford, Connecticut
April 15, 2021

Page
GENERAL INFORMATION	2
PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS	5
CORPORATE GOVERNANCE	11
DIRECTOR COMPENSATION	18
PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SPRINGWORKS THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	21
PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION	23
PROPOSAL NO. 4 — NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION	24
EXECUTIVE OFFICER COMPENSATION	25
REPORT OF THE COMPENSATION COMMITTEE	47
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	48
PRINCIPAL STOCKHOLDERS	51
REPORT OF THE AUDIT COMMITTEE	54
HOUSEHOLDING	55
STOCKHOLDER PROPOSALS	55
OTHER MATTERS	55

i

SPRINGWORKS THERAPEUTICS, INC.
100 Washington Blvd
Stamford, CT 06902
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2021
This proxy statement contains information about the 2021 Annual Meeting of Stockholders, or the Annual Meeting, of SpringWorks Therapeutics, Inc., which will be held virtually on May 20, 2021 at 9:30 a.m. Eastern time. You will be able to attend the Annual Meeting, vote, and submit your questions during the meeting via live webcast through the link www.meetingcenter.io/212446126 and entering password SWTX2021. The Board of Directors of SpringWorks Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “SpringWorks Therapeutics,” “Company”, “we,” “us,” and “our” refer to SpringWorks Therapeutics, Inc. The mailing address of our principal executive offices is SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board of Directors with respect to each of the matters set forth in the accompanying Notice of Meeting, or Notice. You may revoke your proxy at any time before it is exercised at the meeting by giving our Corporate Secretary written notice to that effect and as otherwise described in the proxy statement.
We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2020 available to stockholders on April 15, 2021.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 20, 2021:
This proxy statement and our 2020 Annual Report to Stockholders are available for viewing, printing and downloading at www.edocumentview.com/SWTX
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, or the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902, Attention: Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available on the SEC’s website at www.sec.gov.

SPRINGWORKS THERAPEUTICS, INC.
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Who is soliciting my vote?
Our Board of Directors, or the Board of Directors or the Board, is soliciting your vote for the Annual Meeting.
When is the record date for the Annual Meeting?
The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 6, 2021.
How many votes can be cast by all stockholders?
There were 49,024,152 shares of our common stock, par value $0.0001 per share, outstanding on April 6, 2021, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.
How do I vote?
If you are a stockholder of record, there are several ways for you to vote your shares.
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By Telephone. You may vote using a touch-tone telephone by calling 1-800-652-8683, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card.

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By Internet. You may vote at www.investorvote.com/SWTX, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card.

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By Mail. You may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

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During the Annual Meeting. You may vote during the Annual Meeting by attending the virtual Annual Meeting and executing a ballot.

Telephone, Internet and Mail voting for stockholders of record will be available until the closing of polls at the virtual Annual Meeting in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.
The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If you hold your shares of SpringWorks Therapeutics common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.
How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the virtual Annual Meeting or over the Internet by the cutoff time of the closing of polls at the virtual Annual Meeting, (2) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or sent to our principal executive offices at SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.
How is a quorum reached?
Our Amended and Restated Bylaws, as amended, or bylaws, provide that a majority of the shares entitled to vote, present in person (including virtually at the Annual Meeting) or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How is the vote counted?
Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal No. 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” Each of Proposal No. 2, Proposal No. 3 and Proposal No. 4 is considered a discretionary item, and your brokerage firm will be able to vote on each of these proposals even if it does not receive instructions from you.
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes cast and entitled to vote on the proposal, meaning that the director nominees receiving the most votes will be elected. Shares voting “against” or “abstain” have no effect on the election of directors.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Computershare Limited to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.
How may stockholders submit matters for consideration at an annual meeting?
The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting was first made.
In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2022 must also satisfy the requirements of SEC Rule 14a-8 under the Exchange Act and be received not later than December 31, 2021. Any stockholder proposals submitted outside the processes of SEC Rule 14a-8 received after December 31, 2021, will be considered untimely. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.
Why is the Annual Meeting a virtual, online meeting?
As a part of our precautions regarding COVID-19 (coronavirus), we have decided to hold our Annual Meeting solely online. We believe that hosting a virtual meeting under the current environment will facilitate shareholder attendance and participation by enabling shareholders to participate from any location around the world and improves our ability to communicate more effectively with our shareholders. We have designed the virtual meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. We are providing opportunities to submit questions prior to the meeting, to enable us to address appropriate questions at the Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS
Our Board of Directors currently consists of seven members. In accordance with the terms of our certificate of incorporation and bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
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the Class I directors are Saqib Islam, J.D. and Stephen Squinto, Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2023;

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the Class II directors are Freda Lewis-Hall, M.D., DFAPA and Jeffrey Schwartz, M.B.A., and their terms will expire at the Annual Meeting; and

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the Class III directors are Alan Fuhrman, Julie Hambleton, M.D., and Daniel S. Lynch, M.B.A., and their terms will expire at the annual meeting of stockholders to be held in 2022.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board of Directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.
Our Board of Directors has nominated Freda Lewis-Hall, M.D., DFAPA and Jeffrey Schwartz, M.B.A. for election as the Class II directors at the Annual Meeting. The nominees are presently directors, and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our Board of Directors.
Our Board selection process places emphasis on identifying members who will further the interests of our stockholders through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among Board members, and their knowledge of our business and understanding of the competitive landscape. While we have no formal policy regarding Board diversity, the overall diversity of our Board is an important consideration in the director nomination and selection process. Our nominating and corporate governance committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our seven directors range in age from 42 to 66 and include two women and two ethnically diverse directors.
Nominees for Election as Class II Directors
The following table identifies our Class II directors and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2021.
Name	Positions and Offices Held with SpringWorks Therapeutics	Director Since	Age
Freda Lewis-Hall, M.D., DFAPA	Director	2017	66
Jeffrey Schwartz, M.B.A.	Director	2017	42
Freda Lewis-Hall, M.D., DFAPA, has served as a member of our Board of Directors since August 2017. Dr. Lewis-Hall served as Senior Medical Advisor to the CEO at Pfizer Inc. from December 2019 until her retirement in March 2020. Prior to that, from January 2019, Dr. Lewis-Hall served as Chief Patient Officer and Executive Vice President of Pfizer, where she was responsible for Pfizer’s office of patient affairs, centers of excellence on pediatric care, clinical trial diversity and healthy aging, its enterprise benefit-risk communications and its worldwide compassionate access program. Prior to January 2019, Dr. Lewis-Hall served as Pfizer’s Chief Medical Officer from 2009 to January 2019. Prior to joining Pfizer in 2009, Dr. Lewis-Hall held various senior leadership positions including Chief Medical Officer and Executive Vice President, Medicines Development at Vertex Pharmaceuticals Incorporated from June 2008 to May 2009, Senior Vice President, U.S. Pharmaceuticals, Medical Affairs for Bristol-Myers Squibb Company from 2003 until May 2008, and Product Team Leader at Pharmacia and Eli Lilly and Company from 1998 to 2002. Dr. Lewis-Hall has served as a member of the board of directors for 1Life HealthCare, Inc. since November 2019, where she also serves as a member of the nominating and corporate governance committee, as a member of the board of directors for Exact Sciences Corporation since April 2020, where she also serves as a member of the compensation and management development committee and as a member of the board of directors for Milliken & Company since July 2019. Dr. Lewis-Hall previously served as a member of the board of directors for Tenet Healthcare Corporation from 2014 to 2017. Dr. Lewis-Hall holds an M.D. from Howard University Hospital and College of Medicine and a B.A. in natural sciences from Johns Hopkins University. We believe Dr. Lewis-Hall is qualified to serve on our Board of Directors based on her expertise and experience in the biopharmaceutical industry and her leadership experience as a senior executive at various biopharmaceutical companies.
Jeffrey Schwartz, M.B.A., has served as a member of Board of Directors since August 2017. Mr. Schwartz currently serves as a managing director of Bain Capital Life Sciences, LP, where he is a founding member. Prior to founding Bain Capital Life Sciences, LP in 2016, he was a leader within the healthcare vertical of Bain Capital Private Equity, LP. Mr. Schwartz has served on the boards of directors of BCLS Acquisition Corp. since August 2020, and several private companies. Mr. Schwartz holds an M.B.A. from the Wharton School at the University of Pennsylvania, where he was a Palmer Scholar, and holds a B.A. in economics from Yale University. We believe Mr. Schwartz is qualified to serve on our Board of Directors based on his significant experience investing in and advising healthcare companies.
The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our Board of Directors may designate.
Directors Not Standing for Election or Re-Election
The following table identifies our Class I and Class III directors who are not standing for election or re-election at this year’s Annual Meeting, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2021.
Name	Positions and Offices Held with SpringWorks Therapeutics	Director Since	Class and Year in Which Term Will Expire	Age
Saqib Islam, J.D.	Chief Executive Officer and Director	2018	Class I — 2023	51
Stephen Squinto, Ph.D.	Director and Acting Head of Research and Development	2017	Class I — 2023	64
Alan Fuhrman	Director	2019	Class III — 2022	64
Julie Hambleton, M.D.	Director	2020	Class III — 2022	63
Daniel S. Lynch, M.B.A.	Chairman of the Board	2016	Class III — 2022	62
Class I Directors (Term Expires at 2023 Annual Meeting)
Saqib Islam, J.D., has served as our Chief Executive Officer and a member of our Board of Directors since August 2018. Previously, Mr. Islam served as our Chief Financial Officer and Chief Business Officer since our formation in August 2017. Prior to joining SpringWorks, Mr. Islam served as Chief Business Officer at Moderna Therapeutics, Inc. from February 2016 to August 2017. Prior to Moderna, Mr. Islam was Executive Vice President, Chief Strategy and Portfolio Officer at Alexion Pharmaceuticals, Inc. from February 2013 to February 2016, where he was responsible for executing the company’s corporate growth strategies and contributed to its assessment and management of global operations. Prior to joining Alexion, Mr. Islam worked for more than 25 years in international business management with a focus on business development, strategic decision-making and planning and capital markets, previously holding Managing

Director positions at Morgan Stanley and Credit Suisse. Mr. Islam has also served as a member of the board of directors of Passage Bio, Inc. since March 2019 (and a member of the audit committee since February 2020), as a member of the board of directors of Silverback Therapeutics, Inc. since March 2019 (and a member of the compensation committee since November 2020), and as a member of the board of directors of ARYA Sciences Acquisition Corp III since August 2020. Mr. Islam holds a J.D. from Columbia Law School, where he was a Harlan Fiske Scholar, and a Bachelor’s degree from McGill University where he was a Faculty and University Scholar. We believe that Mr. Islam is qualified to serve on our Board of Directors based on his experience and expertise in operations management and executive leadership at various biopharmaceutical companies.
Stephen Squinto, Ph.D., has served as a member of our Board of Directors since August 2017 and is currently our acting Head of Research and Development. Dr. Squinto has been an Executive Partner at OrbiMed Advisors LLC since January 2015. Previously, Dr. Squinto co-founded Alexion Pharmaceuticals, Inc. and served as its Executive Vice President and Chief Global Operations Officer from 2012 to January 2015 and as its Global Head of Research and Development from 2007 to 2012. Dr. Squinto served as Acting Head of Research and Development of Passage Bio, Inc. from January 2020 to February 2021, and prior to that served as interim Chief Executive Officer of Passage Bio from September 2018 to January 2020. Dr. Squinto has served as a member of the board of directors of Compass Therapeutics, Inc. since 2016 (where he also serves as the chairman of the nominating and corporate governance committee). Dr. Squinto previously served as a member of Passage Bio's board of directors from September 2018 to February 2021. Dr. Squinto also served as a member of the board of directors of Arvinas, Inc. from October 2015 to September 2018 and Audentes Therapeutics, Inc. from April 2015 to January 2018. Dr. Squinto holds a Ph.D. in biochemistry and biophysics and a B.A. in chemistry from Loyola University of Chicago. We believe Dr. Squinto is qualified to serve on our Board of Directors based on his experience in the biopharmaceutical industry, including his operational experience in drug discovery and development.
Class III Directors (Term Expires at 2022 Annual Meeting)
Alan Fuhrman has served as a member of our Board of Directors since August 2019. From December 2017 until his retirement in June 2020, Mr. Fuhrman served as Chief Financial Officer of Amplyx Pharmaceuticals, Inc. Prior to Amplyx, Mr. Fuhrman served as Chief Financial Officer of Mirna Therapeutics, Inc. from September 2015 to August 2017. Mr. Fuhrman also served as Chief Financial Officer of Ambit Biosciences Corporation from October 2010 to November 2014, Chief Financial Officer of Naviscan, Inc. from November 2008 to September 2010 and Chief Financial Officer of Sonus Pharmaceuticals, Inc. from September 2004 to August 2008. Mr. Fuhrman has served as a member of the board of directors of Checkmate Pharmaceuticals, Inc. since June 2019 and as a member of the board of directors of Esperion Therapeutics, Inc. since March 2020 (where he also serves as chairman of the audit committee). Mr. Fuhrman also served as a member of the board of directors and chairman of the audit committee of Loxo Oncology, Inc. from January 2015 to February 2019. Mr. Fuhrman received B.S. degrees in business administration and agricultural economics from Montana State University and practiced as a CPA with Coopers and Lybrand. We believe that Mr. Fuhrman is qualified to serve on our Board of Directors based on his experience as the Chief Financial Officer of pharmaceutical companies, his prior service on the board of a public biotechnology company and his financial expertise and experience with public company accounting.
Julie Hambleton, M.D., has served as a member of our Board of Directors since May 2020. She has extensive experience working with regulatory agencies, including the U.S. Food and Drug Administration and the European Medicines Agency, and in filings of investigational new drug applications, biologics license applications, and special protocol assessments. Dr. Hambleton served as interim President and Chief Executive Officer of Arch Oncology, a privately-held biotechnology company from August 2020 to March 2021. Previously, Dr. Hambleton served as Senior Vice President, Chief Medical Officer, Head of Development at IDEAYA Biosciences, an oncology medicine company, from June 2018 until her retirement in April 2020. Before IDEAYA, she was Vice President, Head of U.S. Medical at Bristol-Myers Squibb, from May 2016 to September 2017, overseeing Medical & Health Economic and Outcomes Research activities in support of the Oncology, Immuno-Oncology, Specialty and Cardiovascular marketed portfolios. Previously, she also served as Executive Vice President and Chief Medical Officer at Five Prime Therapeutics from August 2015 to February 2016. Dr. Hambleton began her industry career at Genentech, most recently as Group Medical

Director, Global Clinical Development. Dr. Hambleton has also served on the board of directors of IGM Biosciences, Inc. since August 2018. Dr. Hambleton holds an M.D. from Case Western Reserve University School of Medicine and a B.S. from Duke University. We believe Dr. Hambleton is qualified to serve on our Board of Directors based on her extensive experience in the biopharmaceutical industry.
Daniel S. Lynch, M.B.A., has served as our Chairman since August 2019, and served as our Executive Chairman from August 2017 to August 2019. Additionally, from February 2018 to July 2018, Mr. Lynch served as our interim Chief Executive Officer. Mr. Lynch served as interim Chief Executive Officer of Surface Oncology, Inc., from September 2017 to January 2018. From May 2013 to December 2016, Mr. Lynch served as a Venture Partner, and since then, has served as Senior Advisor, at Third Rock. Mr. Lynch previously served as an entrepreneur-in-residence at Third Rock from May 2011 to May 2013. From April 2001 to November 2005, Mr. Lynch served as the Chief Financial Officer and then the Chief Executive Officer of ImClone Systems, Inc. Mr. Lynch has served as chairman of the boards of directors of bluebird bio, Inc. since May 2011 and Blueprint Medicines Corp. since September 2012, and as a member of the board of directors of Translate Bio, Inc. (formerly RaNa Therapeutics, Inc.) since June 2012 (including as chairman of the board of directors since March 2015) and Omega Alpha SPAC since January 2021. Mr. Lynch served as chairman of the board of directors of Surface Oncology, Inc. from December 2016 to April 2021, served as a member of the board of directors of Sesen Bio, Inc. from December 2013 to May 2020 (including as chairman of the board of directors from 2013-2016) and served as a member of the board of directors of DNIB Unwind, Inc. (formerly BIND Therapeutics, Inc.) from October 2012 to July 2016. Mr. Lynch received a B.A. in mathematics from Wesleyan University and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. We believe that Mr. Lynch is qualified to serve on our Board of Directors based on his experience as the Chief Executive Officer and Chief Financial Officer of a public pharmaceutical company and as executive chairman and director for many other life science companies.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of ours. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.
Executive Officers Who Are Not Directors
The following table identifies our executive officers who are not directors, and sets forth their current positions at SpringWorks Therapeutics and their ages as of April 1, 2021.
Name	Position Held with SpringWorks Therapeutics	Officer Since	Age
Francis I. Perier, Jr., M.B.A.	Chief Financial Officer	2019	61
Jens Renstrup, M.D., M.B.A.	Chief Medical Officer	2018	56
Badreddin Edris, Ph.D.	Chief Operating Officer	2018	34
L. Mary Smith, Ph.D.	Chief Development Officer	2017	54
Herschel S. Weinstein, J.D.	General Counsel and Secretary	2020	65
Daniel Pichl	Chief People Officer	2020	38
Bhavesh Ashar, M.B.A.	Chief Commercial Officer	2021	55
Francis (Frank) I. Perier, Jr., M.B.A., has served as our Chief Financial Officer since August 2019. Prior to joining SpringWorks, Mr. Perier was retired following the 2014 acquisition of Forest Laboratories, Inc. by Actavis. From September 2004 to October 2014, Mr. Perier served as Chief Financial Officer of Forest Laboratories, Inc. Prior to Forest, Mr. Perier was with Bristol-Myers Squibb from 1995 to 2004, where he worked in corporate and operations executive finance capacities of increasing responsibilities, including Vice President of Finance and Operations Planning-Americas Medicines Group, the company’s largest business unit at that time. Before joining Bristol-Myers Squibb, Mr. Perier served as an accounting and auditing partner at Deloitte, where he worked for approximately 15 years. Mr. Perier also served as a member of the board of directors of Concordia International, Inc., a specialty pharmaceutical company from May 2017 to September 2018. Mr. Perier received an M.B.A. from the Stern School of Business, New York University and a Bachelor’s degree in Accountancy from Villanova University. He is a Certified Public Accountant (inactive) and a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Jens Renstrup, M.D., M.B.A., has served as our Chief Medical Officer since July 2018. From June 2015 to April 2018, Dr. Renstrup was Senior Vice President and Head of Global Medical Affairs at Alexion Pharmaceuticals, Inc. Prior to Alexion, Dr. Renstrup served as Head of Global Medical Affairs at GlaxoSmithKline from May 2010 to June 2015 and held various medical director positions at Merck & Co. from 2002 to 2010. Dr. Renstrup holds an M.D. from the University of Copenhagen and a graduate diploma in marketing from Copenhagen Business School.
Badreddin Edris, Ph.D., has served as our Chief Operating Officer since January 2021. Previously, Dr. Edris served as our Chief Business Officer from September 2018 to December 2020. Prior to joining us, Dr. Edris was an investment and operating professional on the private equity team at OrbiMed Advisors LLC, a healthcare investment firm, from June 2014 to November 2018. During his tenure at OrbiMed, Dr. Edris focused on investing in private and public biopharmaceutical companies, and also co-founded and held operating roles at two OrbiMed portfolio companies, Silverback Therapeutics, Inc., where he was Chief Business Officer from April 2016 to September 2018, and Edgewise Therapeutics, Inc., where he was Chief Operating Officer from May 2017 to March 2018 and advisor from March 2018 to February 2021. Before OrbiMed, Dr. Edris was a management consultant in the healthcare practice at Bain & Co Inc. Dr. Edris has also served as a member of the board of directors of Edgewise Therapeutics since February 2021. Dr. Edris holds a Ph.D. in Genetics from Stanford University School of Medicine, where he was a National Science Foundation Graduate Research Fellow, an M.S. in Biology from Stanford University and a Bachelor’s degree in Microbiology from Weber State University.
L. Mary Smith, Ph.D., has served as our Chief Development Officer since January 2021. Previously, Dr. Smith served as our Senior Vice President, Clinical Research and Development since August 2017. Prior to joining us, Dr. Smith was the Executive Vice President of Clinical Development at Bamboo Therapeutics, Inc., a wholly owned subsidiary of Pfizer, from June 2016 to August 2017. Prior to joining Bamboo, Dr. Smith held positions of increasing responsibility in the research and development department at United Therapeutics Corporation from 2005 to 2016, most recently as Vice President of Product Development from December 2014 to June 2016. She earned a B.S. in biochemistry and a Ph.D. in microbiology from the University of New Hampshire, and she received her postdoctoral training at Emory University.
Herschel S. Weinstein, J.D. has served as our General Counsel and Secretary since January 2020. Prior to joining us, he served as Vice Chair of the Life Sciences Group at Lowenstein Sandler LLP from May 2014 to January 2020. Prior to his role at Lowenstein, Mr. Weinstein served as General Counsel of Forest Laboratories, Inc. from February 2006 to November 2013 prior to the company’s acquisition by Actavis. While at Forest, Mr. Weinstein established the in-house legal function, was responsible for the significant licensing, collaboration and acquisition transactions that the company executed, served as Corporate Secretary for all Corporate Governance and Board matters, and provided legal support to all functions of the organization. Before joining Forest, Mr. Weinstein was a partner for many years at the law firm Dornbush Schaeffer Strongin & Venaglia, LLP. Mr. Weinstein received a J.D. from Harvard Law School and a Bachelor of Arts from Brandeis University.
Daniel Pichl has served as our Chief People Officer since August 2020. Prior to joining us, he served as Senior Vice President, Head of Human Resources and Global HR Business Partner for the Ultrasound division at Siemens Healthineers, USA from July 2018 to July 2020. At Siemens, he had global responsibility for People Strategy, Employee Relations, Compensation & Benefits, Talent Acquisition, Talent & Performance Management, Leadership Development, and Learning. Prior to this role, he served as Vice President, Head of People & Leadership for the Americas region from February 2016 to June 2018, and before that, he held positions of increasing responsibility at Siemens AG, Germany from May 2010 to

January 2016. Mr. Pichl earned a Master of International Business degree from Macquarie University in Sydney, Australia, and a Master of Psychology degree from Ludwig-Maximilians-University in Munich, Germany.
Bhavesh Ashar, M.B.A., has served as our Chief Commercial Officer since March 2021. From May 2017 to March 2021, Mr. Ashar served as Senior Vice President and Head of Oncology for Bayer’s Pharmaceuticals Division in the United States. Prior to that, Mr. Ashar served as Vice President and General Manager of US Oncology for Sanofi Genzyme from May 2014 to April 2017 and as Vice President, Transplant from December 2011 to April 2014, and earlier, held various roles of increasing responsibility at Sanofi Genzyme over an approximately 15-year tenure. Mr. Ashar received a Bachelor of Science degree in Mathematics from Imperial College in London and an M.B.A. from the University of Chicago Booth School of Business.
The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of ours. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he or she is to be selected as an executive officer.
There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiaries or in which any such person has a material interest adverse to us or our subsidiaries.
The approval of Proposal No. 1 requires the plurality of the votes properly cast on this matter. The Board of Directors recommends voting “FOR” the election of Freda Lewis-Hall and Jeffrey Schwartz as the Class II directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2024.

CORPORATE GOVERNANCE
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board of Directors, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests for recommendations from members of the Board of Directors, our executive officers, third-party search firms and other sources deemed appropriate by the committee, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, members of the committee and our Board of Directors. The minimum qualifications, qualities and skills that a committee-recommended nominee for a position on our Board of Directors must satisfy are set forth in our corporate governance guidelines, including experience at a strategic or policymaking level, accomplishments in his or her field, being well-regarded in the community, having integrity, having sufficient time and availability to devote to the affairs of SpringWorks Therapeutics, and to the extent such nominee serves or has previously served on other boards, contributions to such boards.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our Corporate Secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902, Attention: Secretary. Assuming that biographical and background material has been provided on a timely basis in accordance with our bylaws and the stockholders have otherwise complied with the requirements set forth in our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.
Director Independence
Applicable Nasdaq Stock Market LLC, or Nasdaq, rules require a majority of a listed company’s Board of Directors to be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other Board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our Board of Directors has determined that all members of the Board of Directors, except Saqib Islam and Stephen Squinto, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Mr. Islam is not an independent director under these rules because he is our Chief Executive Officer and Dr. Squinto is not independent because he has been serving as our acting Head of Research and Development for a period of longer than one year.
Board Committees
Our Board of Directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a research and development committee. Each of the audit committee, compensation committee, nominating and corporate governance committee, and research and development committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, nominating and corporate governance committee, and research and development committee is posted on the corporate governance section of our website, https://ir.springworkstx.com/investor-relations/corporate-governance.
Audit Committee
Alan Fuhrman, Julie Hambleton, and Jeffrey Schwartz serve on the audit committee, which is chaired by Mr. Fuhrman. Daniel S. Lynch served on our audit committee, until Dr. Hambleton’s appointment in May 2020, when he stepped down. Mr. Lynch was not “independent” for purposes of serving on the audit committee, and as such, we relied on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1) with respect to his service on the audit committee. Pursuant to such phase-in schedules, all members of the audit committee must be independent within one year of listing on Nasdaq, with which we are now in compliance. Our Board of Directors has determined that each of Mr. Fuhrman, Dr. Hambleton and Mr. Schwartz are “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and that all members of the committee have sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board of Directors has determined that Mr. Schwartz is independent even though he falls outside the “safe harbor” definition set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act because he is a manager of Bain Capital Life Sciences Investors, LLC, which is the general partner of BCSW, L.P., which, owns in excess of 10% of our common stock. Among other things, our Board of Directors considered Mr. Schwartz’s history of service and the percentage of common stock held by others, and it determined that he is not an “affiliated person” of the Company who would be ineligible to serve on our audit committee. Our Board of Directors has designated Mr. Fuhrman as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2020, the audit committee met six (6) times. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:
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appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

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reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

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coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

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establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

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monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

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preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

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reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

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reviewing quarterly earnings releases; and

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overseeing our overall risk management profile, including with respect to our information security, cybersecurity and technology risks.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Compensation Committee
Daniel S. Lynch and Jeffrey Schwartz serve on the compensation committee, which is chaired by Mr. Lynch. Stephen Squinto served on our compensation committee, until he stepped down in September 2020. Dr. Squinto was not “independent” for purposes of serving on the compensation committee, and as such, we were relying on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1) with respect to his service on the committee. Pursuant to such phase-in schedules, all members of the compensation committee must be independent within one year of listing on Nasdaq, with which we are now in compliance. Our Board of Directors has determined that each of Messrs. Lynch and Schwartz is “independent” as defined in the applicable Nasdaq rules for purposes of serving on the compensation committee. During the fiscal year ended December 31, 2020, the compensation committee met seven (7) times. The compensation committee’s responsibilities include:
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annually reviewing and recommending to the Board of Directors corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

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evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and recommending to the Board of Directors the compensation of our Chief Executive Officer;

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reviewing and approving the compensation of our other executive officers;

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reviewing and establishing our overall management compensation, philosophy, and policy;

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overseeing and administering our compensation and similar plans;

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evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

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retaining and approving the compensation of any compensation advisors;

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reviewing and making recommendations to our Board of Directors about our policies and procedures for the grant of equity-based awards;

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evaluating and making recommendations to the Board of Directors about director compensation;

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preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement;

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reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters; and

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reviewing and discussing with the Board of Directors corporate succession plans for our Chief Executive Officer and our other key officers.

Nominating and Corporate Governance Committee
Freda Lewis-Hall and Alan Fuhrman serve on the nominating and corporate governance committee, which is chaired by Dr. Lewis-Hall. Stephen Squinto served on our nominating and corporate governance committee, until he stepped down in September 2020. Dr. Squinto was not “independent” for purposes of serving on the nominating and corporate governance committee, and as such, we were relying on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1) with respect to his service on the committee. Pursuant to such phase-in schedules, all members of the compensation committee must be independent within one year of listing on Nasdaq, with which we are now in compliance. Our Board of Directors has determined that Dr. Lewis-Hall and Mr. Fuhrman are “independent” as defined in the applicable Nasdaq rules for purposes of serving on the nominating and corporate governance committee. During the fiscal year ended December 31, 2020, the nominating and corporate governance committee met four (4) times. The nominating and corporate governance committee’s responsibilities include:
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developing and recommending to the Board of Directors criteria for Board and committee membership;

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establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

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reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

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identifying individuals qualified to become members of the Board of Directors;

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recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

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developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

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exercising oversight over environmental and social governance matters; and

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overseeing the annual evaluation of our Board of Directors and management.

The nominating and corporate governance committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Proposals”. The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals”.
Identifying and Evaluating Director Nominees.   Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Board of Directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board of Directors’ approval to fill a vacancy or as director nominees for election to the Board of Directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Research and Development Committee
Stephen Squinto and Julie Hambleton serve on the research and development committee, which is chaired by Dr. Hambleton. During the fiscal year ended December 31, 2020, the research and development committee met one (1) time. The research and development committee’s responsibilities include:
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providing feedback and analysis to Company management and personnel regarding, and assisting the Board regarding its oversight of, pre-clinical and clinical decision-making;

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evaluating and advising the Board regarding the Company’s progress in achieving its short-term and long-term strategic research and development goals and objectives;

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evaluating and advising the Board regarding the quality, direction and competitiveness of the Company’s research and development programs;

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evaluating potential in-licensing, acquisition and collaboration opportunities as requested by the Company; and

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providing recommendations regarding key discovery and development strategies, as requested by the Board from time to time, to align with business needs of the Company.

Board and Committee Meetings Attendance
The full Board of Directors met nine (9) times during 2020. During 2020, each member of the Board of Directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the periods that such person served).
Director Attendance at Annual Meeting of Stockholders
Directors are responsible for attending the annual meeting of stockholders to the extent practicable. All members of the Board of Directors attended the 2020 annual meeting of stockholders that was held on May 20, 2020.
Policy on Trading, Pledging and Hedging of Company Stock
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and derivative transactions of our stock, including for purposes of hedging investment risk, by our executive officers, directors, employees and certain designated consultants and contractors, including short sales of our securities. Our insider trading policy expressly prohibits purchases or sales of puts, calls, or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership. In addition, such policy prohibits the pledging of the Company’s equity as collateral for a loan.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://ir.springworkstx.com/investor-relations/corporate-governance. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Board Leadership Structure and Board’s Role in Risk Oversight
Currently, the role of Chairman of the Board of Directors is separated from the role of Chief Executive Officer. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing advice to, and independent oversight, of management. Our Board of Directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and future commercialization activities, operations, strategic direction, and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board of Directors (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a committee of the Board of Directors is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next Board meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Communication with the Directors of SpringWorks Therapeutics
Any interested party with concerns about our company may report such concerns to the Board of Directors or the Chairman of our Board of Directors or nominating and corporate governance committee, by submitting a written communication to the attention of such directors at the following address:
c/o SpringWorks Therapeutics, Inc.
100 Washington Blvd
Stamford, CT 06902

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to SpringWorks Therapeutics’ General Counsel and a copy of such communication may be retained for a reasonable period of time. The Chairman may discuss the matter with SpringWorks Therapeutics’ legal counsel, with independent advisors, with non-management directors, or with SpringWorks Therapeutics’ management, or may take other action or no action as the Chairman determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long- term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by SpringWorks Therapeutics regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. SpringWorks Therapeutics has also established a toll-free telephone number for the reporting of such activity, which is 855-722-2291.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy in effect through February 2021
From and after our initial public offering through February 23, 2021, pursuant to our Non-Employee Director Compensation Policy, each of our non-employee directors was entitled to an annual cash fee of $35,000. The non-executive chairperson of our Board of Directors was entitled to receive an additional annual fee of $30,000. In addition, members of our committees of the Board were entitled to receive additional compensation as follows: (i) each member of the audit committee was entitled to receive an annual fee of $7,500 and the chairperson of the audit committee also was entitled to receive an annual fee $15,000, (ii) each member of the compensation committee was entitled to receive an annual fee of $5,000 and the chairperson of the compensation committee also was entitled to receive an annual fee of $10,000 and (iii) each member of the nominating and corporate governance committee was entitled to receive an annual fee of $4,000 and the chairperson of the nominating and corporate governance committee also was entitled to receive an annual fee of $8,000. In addition, each non-employee director serving on our Board of Directors upon completion of our initial public offering received a one-time equity grant of an option to purchase that number of shares of the Company’s common stock that had a Black-Scholes value equivalent to $336,819, vesting in equal monthly installments over three years following the grant date, subject to continued service on the Board of Directors through each vesting date. Further, immediately following each annual meeting of the Company’s stockholders through 2020, each continuing non-employee director serving on our Board of Directors received an annual equity grant of an option to purchase that number of shares of the Company’s common stock that had a Black-Scholes value equivalent to $168,410, vesting on the earlier of the one-year anniversary of the grant date and the Company’s next annual meeting of stockholders following such grant, subject to continued service on the Board through such date.
Non-Employee Director Compensation Policy in effect as of February 23, 2021
Each year, our compensation committee considers relevant market data received from our independent compensation consultant for companies in our peer group when establishing the appropriate level of compensation for our non-employee directors. In 2020, our compensation committee engaged Radford, an Aon plc company, as its compensation consultant to advise on, among other things, director compensation matters. In doing so, our compensation committee reviewed a peer group study prepared by Radford to benchmark our director compensation levels. At the recommendation of our compensation committee, we adopted our Amended and Restated Non-Employee Director Compensation Policy on February 23, 2021, effective immediately, to make certain adjustments to our non-employee director compensation to align it with the competitive market. These adjustments include the following:
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increasing the annual retainer for Board membership from $35,000 to $40,000;

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adding an additional annual retainer for the Research and Development Committee chairperson and members of the Research and Development Committee of $10,000 and $5,000, respectively;

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increasing the value of the initial equity grant upon initial appointment or election to the Board from $336,819 to $840,000, providing that 80% of the value of such grant will be provided in the form of stock options, which vest in equal monthly installments over three years, and 20% of such value in the form of restricted stock awards, which vest in equal annual installments over three years; and

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increasing the value of the annual equity grant from $168,410 to $420,000, providing that 80% of the value of such grant will be provided in the form of stock options and 20% of such value in the form of restricted stock awards.

Under our Amended and Restated Non-Employee Director Compensation Policy, effective as February 23, 2021, the fees paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member are as follows:

Annual Retainer
Board of Directors:
All nonemployee members	$40,000
Additional retainer for Non-Executive Chairman of the Board	$30,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$8,000
Non-Chairman members	$4,000
Research and Development Committee:
Chairman	$10,000
Non-Chairman members	$5,000
The aforementioned changes to our non-employee director compensation pursuant to our Amended and Restated Non-Employee Director Compensation Policy shall be applicable to all non-employee directors newly appointed from and after this annual meeting and all current non-employee directors who continue their service on the Board of Directors after this annual meeting.
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board of Director and committee meetings.
This policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
2020 Non-Employee Director Compensation Table
The table below provides information regarding the total compensation that was earned by or paid to our non-employee directors during 2020. Saqib Islam, our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Islam, as a named executive officer, is presented in “Executive Officer Compensation — Summary Compensation Table for Fiscal 2020”.
Name	Fees Earned or Paid In Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Daniel S. Lynch, M.B.A	75,000	168,373	—	243,373
Freda Lewis-Hall, M.D., DFAPA	43,000	168,373	—	211,373
Jeffrey Schwartz, M.B.A	47,500	168,373	—	215,873
Alan Fuhrman	54,000	168,373	—	222,373
Stephen Squinto, Ph.D.	40,000	523,937	80,000(4)	643,937
Julie Hambleton, M.D.	52,500	337,210	—	389,710

(1)
Amounts reported represent payments made pursuant to our Non-Employee Director Compensation Policy during 2020.

(2)
Amounts shown reflect the grant date fair value of option awards granted during 2020. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting

Standards Codification Topic 718, Compensation — Stock Compensation, disregarding the effect of estimated forfeitures related to service-based vesting. See note 9 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020 regarding assumptions we made in determining the fair value of option awards. The amount reported for Dr. Squinto includes a March 2020 equity grant of 20,000 stock options, with a grant date fair value of $355,564, related to consulting services provided by Dr. Squinto as our acting Head of Research and Development. See the section of this proxy statement entitled “Certain Relationships and Related Party Transactions” for a description of the material terms of the consulting agreement with Dr. Squinto.
(3)
Non-employee directors who served on the Board of Directors during 2020 held the following unexercised stock options and restricted stock as of December 31, 2020:

Director	Number of Underlying Stock Options	Shares of Restricted Stock
Daniel S. Lynch, M.B.A	276,270	65,213
Freda Lewis-Hall, M.D., DFAPA	37,447	—
Jeffrey Schwartz, M.B.A.	37,447	—
Alan Fuhrman	37,447	—
Stephen Squinto, Ph.D.	59,864	24,456
Julie Hambleton, M.D.	14,668	—

(4)
Amount represents consulting fees paid to Dr. Squinto in 2020 for his service as our acting Head of Research and Development. See the section of this proxy statement entitled “Certain Relationships and Related Party Transactions” for a description of the material terms of the consulting agreement with Dr. Squinto.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SPRINGWORKS THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021
SpringWorks Therapeutics’ stockholders are being asked to ratify the appointment by the audit committee of the Board of Directors of Ernst & Young LLP as SpringWorks Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP has audited the Company’s financial statements for each fiscal year since our inception in 2017.
Stockholder approval is not required to appoint Ernst & Young LLP as SpringWorks Therapeutics’ independent registered public accounting firm. However, the Board of Directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the audit committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of SpringWorks Therapeutics and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
SpringWorks Therapeutics incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2020 and 2019.
	2020	2019
Audit fees(1)	$945,000	$1,485,000
Audit-related fees	—	—
Tax fees(2)	133,079	84,277
All other fees	—	—
Total fees	$1,078,079	$1,569,277

(1)
Audit fees in 2020 include fees related to the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and services in connection with the Company’s follow-on public offering, which closed in October 2020. Audit fees in 2019 consisted of fees for the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and services in connection with the Company’s initial public offering, including registration statements, responding to SEC comment letters, comfort letters and consents. Also included in 2019 Audit fees was an aggregate of $1.05 million billed in connection with our initial public offering, which closed in September 2019.

(2)
Tax fees consist of fees for tax compliance, advice and tax services.

Audit Committee Pre-approval Policy and Procedures
Our audit committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm, which policy became effective as of August 7, 2019. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Prior to the adoption of this policy, our Board of Directors pre-approved all audit and non-audit services to be performed by our independent registered public accounting firm.
During our 2020 and 2019 fiscal years, no services were provided to us by Ernst & Young LLP other than in accordance with the policies and procedures described above.
The approval of Proposal No. 2 requires the majority of the votes properly cast on this matter. The Board of Directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of Ernst & Young LLP as SpringWorks Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL NO. 3  —  NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board of Directors is committed to excellence in governance. Now that we no longer qualify as an “emerging growth company,” we are required, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A(a)(1) of the Exchange Act, to solicit our stockholders, at least once every three years, to vote, on a non-binding advisory basis, on the compensation of our named executive officers, or a Say-on-Pay Vote, as disclosed in this proxy statement. As part of that commitment and as required, our Board of Directors is providing the stockholders with an opportunity to partake, on an advisory basis, in a Say-on-Pay Vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
As described below under “Executive Officer Compensation — Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.
For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” “Summary Compensation Table for Fiscal 2020” and the other compensation related tables and the narrative discussions that accompany such tables.”
The approval of Proposal No. 3 requires the majority of the votes properly cast on this matter. As this vote is advisory, it will not be binding upon our Board of Directors or compensation committee, and neither our Board nor our compensation committee will be required to take any action as a result of the outcome of this vote. However, our Board of Directors and our compensation committee value the opinions of our stockholders, and they will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.
The Board of Directors recommends voting “FOR” the non-binding advisory resolution in Proposal No. 3 approving the compensation of the Company’s named executive officers.

PROPOSAL NO. 4  —  NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
Now that we no longer qualify as an “emerging growth company,” we are required, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, to solicit our stockholders, at least once every six years, to indicate their preference regarding how frequently we should hold a Say-on-Pay Vote, as disclosed in this proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.
After careful consideration, our Board of Directors has determined that holding a non-binding advisory Say-on-Pay Vote every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future non-binding advisory Say-on-Pay Votes to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. Our Board of Directors considered that an annual non-binding advisory Say-on-Pay Vote will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.
We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.
Accordingly, our Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for every year, every two years or every three years in response to the following resolution at the Annual Meeting:
“RESOLVED, that the alternative of every one year, two years, or three years that receives the highest number of votes cast by stockholders in person or by proxy at this meeting will be deemed the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers”.
While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on a non-binding advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. We will consider the frequency approved by the highest number of votes cast by stockholders entitled to vote on this proposal to be the frequency preferred by our stockholders.
Our Board of Directors and the compensation committee value the opinions of our stockholders in this matter, and, to the extent there is any significant vote in favor of one frequency over the other options, our Board and the compensation committee will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us, our Board of Directors or the compensation committee, our Board or the compensation committee may decide that it is in the best interests of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board or the compensation committee.
The approval of Proposal No. 4 requires the majority of the votes properly cast on this matter. However, because stockholders have several voting choices with respect to this proposal, it is possible that no single choice will receive a majority vote. In light of the foregoing, the Board of Directors and the compensation committee will consider the outcome of the vote when determining the frequency of soliciting non-binding advisory votes on the compensation of our named executive officers.
The Board of Directors recommends voting “FOR” one year, on a non-binding advisory basis, for Proposal No. 4.

EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
Overview
We became a public company in September 2019, and we filed our initial definitive proxy statement under the scaled disclosure reporting rules applicable to emerging growth companies. As of the close of calendar year 2020, we ceased to be an emerging growth company and, therefore, this year’s definitive proxy statement includes additional information regarding our executive compensation program that was previously not required, including:
•
this Compensation Discussion and Analysis; and

•
additional compensation tables for “2020 Grants of Plan-Based Awards Table,” “2020 Option Exercises and Stock Vested Table,” and “Potential Payments upon Termination or Change in Control.”

This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2020. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers for the fiscal year ended December 31, 2020, which consist of our principal executive officer, principal financial officer and the four next highly paid executive officers during 2020.
Our named executive officers for the year ended December 31, 2020 are the following individuals:
•
Saqib Islam, J.D., our Chief Executive Officer;

•
Francis I. Perier, Jr., M.B.A., our Chief Financial Officer;

•
Badreddin Edris, Ph.D., our Chief Operating Officer;

•
L. Mary Smith, Ph.D., our Chief Development Officer;

•
Herschel S. Weinstein, J.D. our General Counsel and Secretary; and

•
Daniel Pichl, our Chief People Officer.

Executive Summary
2020 Corporate Performance Highlights.   During 2020, we achieved several important business milestones, including but not limited to, the following:
•
Advanced development of our late-stage rare oncology programs:

•
In July 2020, we announced full enrollment of the Phase 3 DeFi trial for nirogacestat in adult desmoid tumor patients.

•
During 2020, we continued to enroll the Phase 2b ReNeu trial for mirdametinib in adult and pediatric patients with NF1-associated plexiform neurofibromas, which supported the presentation of interim clinical data from the trial in February 2021.

•
Advanced development of our early-stage programs in biomarker-defined solid tumors and multiple myeloma with our existing collaboration partners:

•
In February 2020, we and BeiGene announced the dosing of the first patient in a Phase 1 clinical trial of BGB-3245 in patients with advanced or refractory solid tumors, including those harboring specific B-RAF driver mutations and fusions.

•
In June 2020, we announced the dosing of the first patient in a Phase 1b trial evaluating nirogacestat in combination with GlaxoSmithKline’s anti-B-cell maturation antigen (BCMA) antibody-drug conjugate, BLENREP (belantamab mafodotin), in patients with relapsed or refractory multiple myeloma.

•
We continued to advance the development of mirdametinib in combination with BeiGene’s lifirafenib in patients with advanced or refractory solid tumors harboring mutations in the

MAPK pathway. In addition to continuing patient enrollment in a Phase 1b/2 clinical trial, we presented preclinical data at the American Association for Cancer Research 2020 Virtual Annual Meeting II that demonstrated potent and synergistic activity in vitro and in vivo across a panel of cancer models harboring a variety of RAS mutations.
•
Expanded our innovative pipeline through additional collaborations:

•
In 2020, we announced four additional collaborations to evaluate nirogacestat in combination with BCMA-targeted therapies for the treatment of patients with multiple myeloma.

•
In September 2020, we announced a collaboration with the Children’s Oncology Group to evaluate nirogacestat in a Phase 2 clinical trial for the treatment of children and adolescents with desmoid tumors.

•
Through these additional collaborations executed in 2020, we expanded our clinical program portfolio from five programs at the beginning of the year to ten programs by the end of the year.

•
Successful operational execution:

•
We ended 2020 with cash, cash equivalents and marketable securities of $561.8 million. We received net proceeds of $269.5 million from our follow-on public offering completed in October 2020 and a $35.0 million upfront payment from Jazz Pharmaceuticals in October 2020 related to the asset purchase and exclusive license agreement between SpringWorks and Jazz for our FAAH inhibitor program. These transactions significantly strengthened our balance sheet.

•
We expanded our intellectual property filing and prosecution efforts, resulting in the issuance of two new US patents for nirogacestat, each of which extended patent protection into 2039.

•
We continued to build on our existing capabilities, growing our organization from 55 employees at the beginning of the year to 78 employees by the end of the year.

2020 Executive Compensation Policies and Procedures.
What We Do	What We Don’t Do
Pay for performance — structure a substantial portion of pay to be “at risk” and based on Company performance	No tax or other gross-ups
Conduct a thorough compensation risk analysis	No single trigger change in control benefits
Grant equity awards over multi-year vesting periods	No excessive health or welfare benefits or perquisites
Compensation committee composed of all independent directors	No hedging or pledging of Company stock
Retain an independent compensation consultant	No guaranteed bonuses or base salary increases
Conduct an annual compensation review	No special retirement benefits
2020 Compensation Highlights.   We believe that 2020 was a highly successful year for us due, in large part, to our achievement of significant clinical, research, business collaboration and other strategic milestones, as described above. With respect to 2020 compensation decisions, our compensation committee and our Board of Directors focused on ensuring that a significant portion of the total compensation awarded to our named executive officers was performance-based and linked to meeting our long-term strategic plan to create long-term stockholder value.
The substantial majority of our 2020 compensation to named executive officers was in the form of equity incentive awards. We believe that equity incentive awards further our long-term strategic plan to create long-term stockholder value. For 2020, our compensation committee granted new hire equity awards to each of Mr. Weinstein and Mr. Pichl to secure his employment and incentivize his long-term commitment and performance. In recognition of our significant achievements and as a retention measure, our compensation committee also granted 2020 annual equity awards to Mr. Perier, Dr. Edris and Dr. Smith and our Board of Directors granted 2020 annual equity awards to Mr. Islam. The following charts illustrate the portion of compensation attributable to equity incentive awards, annual performance-based cash incentive awards and base salary for our Chief Executive Officer and for our other named executive officers, as a group.

Executive Compensation Philosophy and Overview
Our executive compensation program is intended to meet the following principal objectives:
•
attract, retain and motivate superior executive talent;

•
provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of long-term stockholder value, as well as to facilitate executive retention;

•
differentiate compensation based on individual performance; and

•
align the executives’ interests with those of stockholders through long-term incentives linked to specific performance targets.

Based on this philosophy, our performance-driven compensation program primarily consists of three components: base salary, short-term cash incentive compensation, and long-term incentive compensation in the form of equity awards. Our compensation committee has determined that these three components, with a portion of target total direct compensation allocated to “at-risk” performance-based incentives through the use of short-term and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. While it does not have any formal policies for allocating compensation among the three components, our compensation committee reviews relevant competitive market data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation levels and opportunities are competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.
Process for Setting Executive Compensation
We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our achievement of our corporate goals, and in view of economic and financial conditions affecting the performance period.
Role of the Compensation Committee
Our compensation committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and approves executive compensation, other than with respect to our Chief Executive Officer, and makes recommendations to our Board regarding our Chief Executive Officer’s compensation.
Please see “Corporate Governance — Board Committees — Compensation Committee” for additional information.
Awards of performance-based compensation for the previous year are typically made at the last-scheduled compensation committee meeting of the year. Adjustments to the base salaries of our named executive officers, if any, and reviews of annual equity awards are also typically made at the last-scheduled compensation committee meeting of the year.
Role of Management
For each year, annual Company goals are proposed by our senior management team and reviewed and approved by our Board of Directors and compensation committee. Our Chief Executive Officer’s cash incentive award is based entirely on performance relative to Company goals (to drive maximum stockholder value), and the cash incentive awards for our other named executive officers is based 80% on Company goals and 20% on individual objectives. Individual objectives for our senior management team other than our Chief Executive Officer are focused on leadership development objectives as well as individual contributions that are intended to drive achievement of the Company goals and are proposed by each member of senior management, with review and input from the Chief Executive Officer. Any merit increases in base salary and any annual cash awards under our annual short-term incentive plan are based on the achievement of these Company goals and individual performance goals and objectives, as applicable.
During the last quarter of each year, our senior management team evaluates our company performance and each executive officer’s individual performance, as compared to the Company goals and, as applicable, the individual objectives for that year. Based on this evaluation, our Chief Executive Officer recommends to our compensation committee any increases in base salary and any annual equity awards and/or cash awards under our annual cash incentive program for members of the senior management team other than himself. Our compensation committee then meets in executive session (that is, without the presence of employee directors) to consider such recommendations and any recommendations made by the committee concerning our Chief Executive Officer’s own base salary or annual equity awards. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
Our compensation committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. During 2020, our compensation committee engaged Radford, an Aon plc company, as its independent compensation consultant to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our executive and director compensation for 2020. Radford was invited to attend a compensation committee meeting where they presented and discussed their analysis and findings. For 2020, with the assistance of Radford, our compensation committee updated our compensation peer group, described below in the section entitled “Peer Group and Market Compensation Data.”
Before engaging Radford, our compensation committee analyzed whether Radford’s work as a compensation consultant would raise any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our Company by Radford; (ii) the amount of fees received by Radford from us as a percentage of Radford’s total revenue; (iii) Radford’s own policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by the firm with a member of the compensation committee; and (v) any stock of our Company owned by the individual compensation advisors employed by Radford. Our compensation committee determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford has not created any conflict of interest and our compensation committee is satisfied with the independence of Radford.

“Say-on-Pay” Vote on Executive Compensation
In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our named executive officers, or a Say-on-Pay Vote. At this Annual Meeting, we will hold our first Say-on-Pay Vote as described in Proposal No. 3 of this Proxy Statement. Our Board of Directors and compensation committee will consider the result of the Say-on-Pay Vote, and the related “Say-on-Frequency” vote (as described in Proposal No. 4 of this Proxy Statement), as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future because we value the opinions of our stockholders.
Peer Group and Market Compensation Data
The compensation committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. The compensation committee also considers other reference points and criteria when establishing targeted compensation levels, such as the executive’s experience level, contribution to established Company’s goals, individual performance against the executive’s individual goals where applicable, scope of responsibility, skill sets, and leadership potential, as well as the Company’s critical needs and succession planning.
In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Radford, annually establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:
•
companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•
companies with similar executive positions to ours;

•
companies against which we believe we compete for executive talent; and

•
public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2020, as approved by our compensation committee, consisted of the following 17 companies:
Arcus Biosciences	G1 Therapeutics	Principia Biopharma
Biohaven Pharmaceutical	KalVista Pharmaceuticals*	Ra Pharmaceuticals*
CytomX Therapeutics*	Kiniksa Pharmaceuticals	Replimune Group
Deciphera Pharmaceuticals	Kura Oncology	Syros Pharmaceuticals
Fate Therapeutics	MeiraGTx	Y-mAbs Therapeutics
Forty Seven*	Odonate Therapeutics

*
Denotes removal in October 2020

Based on a review of the analysis prepared by Radford, in October 2020, the compensation committee approved the updated compensation peer group below for the remainder of 2020 and for 2021. The factors considered were similar for updating the peer group as set forth above, were reflective of the size and scope of the Company.
Agios Pharmaceuticals+	Deciphera Pharmaceuticals	Mirati Therapeutics+
Allogene Therapeutics+	Fate Therapeutics	Odonate Therapeutics
Arcus Biosciences	G1 Therapeutics	Principia Biopharma
Biohaven Pharmaceutical	Kiniksa Pharmaceuticals	Replimune Group
Blueprint Medicines+	Kura Oncology	Syros Pharmaceuticals
BridgeBio Pharma+	MeiraGTx	Y-mAbs Therapeutics

+
Denotes addition in October 2020.

Executive Compensation Program and Compensation Decisions for the Named Executive Officers
The components of our executive compensation program in 2020 were as follows:
Annual Base Salary
The base salaries of our named executive officers are designed to compensate them for day-to-day services rendered during the fiscal year. Appropriate base salaries are used to recognize the experience, skills, knowledge and responsibilities required of each executive officer and to allow us to attract and retain individuals capable of leading us to achieve our business goals in competitive market conditions.
The base salaries of our named executive officers are reviewed at least annually, generally in the last quarter of each fiscal year, by our compensation committee and adjustments are made to reflect Company and individual performance, as well as competitive market practices. Our compensation committee also takes into account subjective performance criteria, such as an executive officer’s ability to lead, organize and motivate others, develop the skills necessary to mature with us, set realistic goals to be achieved in his or her respective area, and recognize and pursue new business opportunities that enhance our growth and success. Our compensation committee does not apply specific formulas to determine increases, but instead makes an evaluation of each named executive officer’s contribution to our long-term success. Annual adjustments to base salaries are effective as of January 1 of each year, with mid-year adjustments to base salaries made under special circumstances, such as promotions or increased responsibilities. In February 2020, our compensation committee reviewed the annual base salaries of our named executive officers. After reviewing each executive’s performance against 2019 performance goals and taking into account a review of market data provided by Radford, the compensation committee recommended that the Board approve (and the Board subsequently approved) an increase to Mr. Islam’s 2020 annual base salary and approved increases to the 2020 annual base salaries of Mr. Perier and Drs. Edris and Smith, each as set forth below and effective January 1, 2020.
The 2019 and 2020 base salaries for our named executive officers were as follows:
Name	2019 Base Salary ($)	2020 Base Salary ($)	% Increase
Saqib Islam, J.D.	515,000	540,750	5%
Francis I. Perier, Jr., M.B.A.	390,000	405,600	4%
Badreddin Edris, Ph.D.	390,000	409,500	5%
L. Mary Smith, Ph.D.	390,000	409,500	5%
Herschel S. Weinstein, J.D.	— (1)	380,000	—
Daniel Pichl	—(1)	350,000	—

(1)
Commenced employment in 2020

On December 8, 2020, our compensation committee reviewed the annual base salary and the individual bonus opportunity of Mr. Islam, Mr. Perier, Dr. Edris, Dr. Smith, Mr. Weinstein and Mr. Pichl. Following a review of each individual’s performance against the 2020 performance goals and after taking into account a review of market data provided by Radford against the 2020 compensation of each individual executive, the committee recommended the Board approve Mr. Islam’s annual base salary for 2021 from $540,750 to $590,000 and also approved the increase in Mr. Perier’s annual base salary for 2021 from $405,600 to $423,900, in Dr. Edris’s annual base salary for 2021 from $409,500 to $470,900, in Dr. Smith’s annual base salary for 2021 from $409,500 to $440,200, in Mr. Weinstein’s annual base salary for 2021 from $380,000 to $402,800, and in Mr. Pichl’s annual base salary for 2021 from $350,000 to $360,500. On December 12, 2020, the Board approved the increase to Mr. Islam’s annual base salary.
Short-Term Incentive Compensation
Our named executive officers are eligible to receive annual performance-based cash incentives, sometimes referred to as bonuses, as part of our annual short-term incentive plan, which are designed to provide appropriate short-term incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual performance towards these goals. The annual bonus each current named executive officer is eligible to receive under our annual short-term incentive plan is based on an individual bonus opportunity, which is a percentage of such named executive officer’s annual base salary established by our compensation committee, or in the case of Mr. Islam, by the Board, and is generally adjusted based on the extent to which we achieve the corporate goals that the Board establishes each year and (except for Mr. Islam whose performance under the annual short-term incentive plan is measured solely against our achievement of our annual corporate goals) such named executive officer's individual performance. At the end of the year, the Board and compensation committee review our performance and approve the extent to which we achieved each of these corporate goals. Generally, the Board and compensation committee, as applicable, will assess each named executive officer’s individual contributions towards reaching our annual corporate goals and our Chief Executive Officer’s recommendations with respect to individual performance achievements for our named executive officers (other than himself). Our Board and compensation committee may grant above-target bonuses, for extraordinary performance against the pre-established goals, as well as taking into account other corporate and individual achievements.
The annual short-term incentive plan bonus opportunity targets as a percentage of base salaries for our named executive officers were as follows:
Name	2020 Target %
Saqib Islam, J.D.	50%
Francis I. Perier, Jr., M.B.A.	40%
Badreddin Edris, Ph.D.	40%
L. Mary Smith, Ph.D.	40%
Herschel S. Weinstein, J.D.	35%
Daniel Pichl	35%
In a series of meetings in December 2020, and taking into account a review of market data for competitive target bonus opportunities for executives in our peer group that was provided to our compensation committee by Radford, our compensation committee recommended the Board approve an increase to Mr. Islam’s individual bonus opportunity from 50% of annual base salary to 60% of annual base salary for 2021 and also approved increases to Dr. Edris’ individual bonus opportunity from 40% of annual base salary to 50% of annual base salary in 2021, to Mr. Weinstein’s individual bonus opportunity from 35% of annual base salary to 40% of annual base salary in 2021, and to Mr. Pichl’s individual bonus opportunity from 35% of annual base salary to 40% of annual base salary in 2021. On December 12, 2020, the Board approved the increase to Mr. Islam’s individual bonus opportunity.
The corporate goals used in our annual short-term incentive plan were proposed by management and reviewed and approved by our compensation committee and our Board. The Board considered and assigned a percentage weighting to each of our corporate goals with an overall focus on enhancing stockholder value.
Our corporate goals for 2020 and the percentage weighting assigned to each goal are summarized as follows:
1.
Complete enrollment of our DeFi trial, our potentially registrational Phase 3 clinical trial of nirogacestat for adult patients with desmoid tumors (20%);

2.
Complete the evaluation of at least two additional company-sponsored desmoid tumor clinical trials, and if appropriate, commence the trial(s) (10%);

3.
Complete enrollment of the adult cohort of the ReNeu trial, our potentially registrational Phase 2b clinical trial of mirdametinib for pediatric and adult patients with NF1-PN; complete substantial enrollment of the pediatric cohort (10%);

4.
Support collaboration partners in successfully initiating (first patient, first dose) two Phase 1 clinical trials (nirogacestat + belantamab mafodotin, BGB-3245) (10%);

5.
Support collaboration partner in achieving dose escalation completion for the mirdametinib + lifirafenib clinical trial (10%);

6.
Grow portfolio by in-licensing at least one additional targeted oncology asset and securing at least two additional clinical collaborations (20%);

7.
Opportunistically enhance cash position to ensure at least two years of cash on hand (10%); and

8.
Expand capabilities by executing against hiring plan and prioritize corporate initiatives to maintain company culture (10%).

In December 2020, our compensation committee and our Board reviewed our 2020 corporate goals and additional organizational accomplishments in 2020, and approved payout of bonuses at the 150% level for the corporate component of the bonus. In addition, our compensation committee and our Board considered and accepted our Chief Executive Officer’s recommendations as to the achievement of individual goals by our named executive officers (other than himself).
In recognition of their efforts towards our successful achievement of such goals and milestones, our compensation committee approved awarding Mr. Perier, Dr. Edris, Dr. Smith, Mr. Weinstein and Mr. Pichl their respective individual bonuses for 2020, taking into account the Board’s determination that the Company achieved its corporate goals at the 150% level with respect to 80% of the bonus calculation, with the remaining 20% of such calculation based on the named executive officer’s individual performance in accordance with the recommendations of our Chief Executive Officer, pro-rated by start date for Mr. Pichl, and recommended, and the Board approved, awarding Mr. Islam 150% of his individual bonus opportunity for 2020. The 2020 annual bonus payments, which were paid in March 2021, are summarized in the table below.
Name	2020 Annual Bonus ($)
Saqib Islam, J.D.	405,563
Francis I. Perier, Jr., M.B.A.	243,360
Badreddin Edris, Ph.D.	245,700
L. Mary Smith, Ph.D.	245,700
Herschel S. Weinstein, J.D.	194,180
Daniel Pichl(1)	73,990

(1)
Pro-rated based on Mr. Pichl’s start date of August 3, 2020

Long-Term Incentive Compensation
We provide long-term incentive compensation to our named executive officers through the grant of equity awards. We believe that equity awards create incentives for our named executive officers to further our long-term strategic plan to create long-term stockholder value. We also believe equity awards create an ownership culture. In addition, the vesting requirements of our equity awards contributes to executive retention by providing an incentive to our named executive officers to remain employed by us during the vesting period.
Generally, significant equity awards are granted at the time a named executive officer commences employment. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of our compensation committee or, if awards are being granted to the Chief Executive Officer, in the discretion of the Board, but are generally made once a year unless such named executive officer is promoted, or for recognition of outstanding performance. None of our named executive officers is currently party to an employment agreement that provides for an automatic grant of stock options or other equity awards.
For the past several years, including for our annual equity awards made in March 2020, we have granted equity awards to our named executive officers in the form of options to purchase shares of our common stock. In December 2020, our compensation committee determined that an increasing number of companies in our compensation peer group grant full value awards, such as restricted stock awards and, therefore, decided that, starting in 2021, restricted stock awards should be added to our executive compensation program to attract and retain highly qualified executives. In this regard, while both stock options and restricted stock awards enable our named executive officers to benefit, like stockholders, from any increases in the value of our common stock, stock options deliver future value only if the value of our common stock increases above the exercise price. In contrast, restricted stock awards deliver fully paid shares of our stock upon vesting, so, during periods of stock market volatility, restricted stock awards help retain employees. In addition, full value awards, such as restricted stock awards, are less dilutive to existing stockholders since fewer shares are needed to achieve an equivalent value relative to stock options.
The exercise price of our stock options is equal to the fair market value (our closing market price on the Nasdaq Global Select Market) of our common stock on the date of grant. Our stock options have a ten-year term and generally vest over a four-year period on a monthly basis (i.e., 1/48th each month) until such award is fully vested, except that our stock options for new hires vest over a four-year period, with 25% vesting on the first anniversary of the grant and the balance vesting in equal monthly installments over the next three years until such award is fully vested, subject in each case to vesting acceleration as described under the heading “— Potential Payments Upon Termination or Change of Control” below. The restricted stock awards which were granted to our named executive officers in 2021 vest in three equal annual installments from the grant date, subject to vesting acceleration as described under the heading “— Potential Payments Upon Termination or Change of Control” below. The other terms of the equity awards are governed by our 2019 Stock Option and Equity Incentive Plan, as amended.
The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in our employ. Accordingly, the stock award will provide a return to the employee only if he or she remains in our service, and, in the case of the stock option component, only if the market price of our common stock appreciates over the option term. Our compensation committee believes that the new hire equity awards granted to each of Mr. Weinstein and Mr. Pichl in 2020 were each necessary to secure their employment and to incentivize their long-term commitment and performance at the Company.
In March 2020, our compensation committee granted options to purchase shares of our common stock to our named executive officers, excluding Mr. Pichl who had not commenced employment with us at that time, and Mr. Weinstein who commenced employment on January 27, 2020 and received his new hire equity award on February 3, 2020. In determining the 2020 annual option awards to our named executive officers, our compensation committee considered the equity awards granted at the 50th percentile to the executives holding comparable positions at our peer group companies, as well as each named executive officer’s existing equity holdings, level of responsibility and criticality, unvested status of existing equity holdings, and the committee’s subjective assessment of each named executive officer’s individual performance and our overall company performance.
The equity awards granted to our named executive officers during 2020 were as follows:
Name	Options to Purchase Shares of Our Common Stock (#)	Grant Date Fair Value ($)
Saqib Islam, J.D.	325,000	6,788,860
Francis I. Perier, Jr., M.B.A.	75,000	1,566,660
Badreddin Edris, Ph.D.	100,000	2,088,880
L. Mary Smith, Ph.D.	75,000	1,566,660
Herschel S. Weinstein, J.D.	106,600(1)	2,256,594(1)
Daniel Pichl	75,000(2)	2,095,305(2)

(1)
New hire grant for Mr. Weinstein, who commenced employment on January 27, 2020

(2)
New hire grant for Mr. Pichl, who commenced employment on August 3, 2020

Health and Welfare Benefits
All of our full-time employees, including our named executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. We also provide all employees, including named executive officers, with a flexible spending account plan, and paid time off benefits including, vacation, sick time and holidays. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.
Section 401(k) Plan
We maintain a tax-qualified retirement plan, or the 401(k) Plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual limits provided for in the Internal Revenue Code, or the Code. As of April 15, 2021, we will be making 50% matching contributions into the 401(k) plan on behalf of participants, for up to the first 5% of eligible compensation. Employees’ pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Our 401(k) Plan is intended to be qualified under Section 401(a) of the Code with our 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from our 401(k) Plan.
Perquisites
We pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees. We generally do not provide excessive perquisites or personal benefits to our named executive officers. In 2021, we introduced a health evaluation plan and reimbursement for medical concierge services for our named executive officers, giving each individual access to efficient, high-quality healthcare options, while allowing each of them to be more effective in the performance of their individual duties, and for recruitment and retention purposes. All practices with respect to perquisites or other personal benefits must be approved, and are subject to periodic review, by our compensation committee. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.
Post-Employment Compensation
Our named executive officers are entitled to certain severance and change of control payments and benefits pursuant to their respective employment agreement with us, as described in more detail below in the section entitled “— Potential Payments Upon Termination or Change of Control.” Each such employment agreement provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting is subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change of control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the named executive officer.
Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC Topic 718, we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Our compensation committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to our executive officers in lieu of or in addition to stock options in light of the accounting impact of ASC Topic 718 and other considerations.
Under Section 162(m) of the Internal Revenue Code, or Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. However, Section 162(m) provides a reliance period exception for corporations that became publicly held before December 20, 2019, pursuant to which the deduction limit under Section 162(m) does not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held, subject to certain requirements and limitations. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.
Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m). Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the compensation committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) and be deductible by the Company in the future. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Summary Compensation Table for Fiscal 2020
The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Saqib Islam, J.D., Chief Executive Officer	2020	540,750	—		6,788,860	405,563	—	7,735,173
	2019	480,115(4)	—	—	2,470,056	334,750	—	3,284,921
	2018	406,510	—	1,181,322	—	180,000	—	1,767,832
Francis I. Perier, Jr., M.B.A., Chief Financial Officer	2020	405,600	—	—	1,566,660	243,360	—	2,215,620
	2019	144,583(5)	—	—	2,150,821	77,231	—	2,372,635
Badreddin Edris, Ph.D.,(13) Chief Operating Officer	2020	409,500	—	—	2,088,880	245,700	—	2,744,080
	2019	377,609	—	—	222,126	202,800	107,895(7)	910,430
	2018	112,500(6)	—	339,900	—	33,140	37,735	523,275
L. Mary Smith, Ph.D.,(14) Chief Development Officer	2020	409,500	—	—	1,566,660	245,700	—	2,221,860
	2019	369,784	—	—	180,051	202,800	—	752,636
	2018	279,865	—	123,644	—	79,000	—	482,509
Herschel S. Weinstein, J.D. General Counsel and Secretary	2020	348,333(8)	—	—	2,256,594(9)	194,180	—	2,799,107
Daniel Pichl, Chief People Officer	2020	145,833(10)	—	—	2,095,305(11)	73,990(12)	—	2,315,128

(1)
Amounts reflect the aggregate grant date fair value of stock awards granted during the year calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation — Stock Compensation. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of stock awards, see Note 9 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(2)
Amounts reflect the aggregate grant date fair value of option awards (both time and performance based) granted during the year calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation — Stock Compensation. Such aggregate grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For the performance-based stock option award granted to Mr. Islam in 2019, the value reported reflects the grant date fair value based upon probable achievement of the market-based performance conditions of the option award. The grant date fair value of such stock option award assuming the maximum achievement of the performance conditions is $1,323,082.50. For information regarding assumptions underlying the valuation of option awards, see Note 9 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(3)
The amounts reported represent annual performance-based cash awards based upon the achievement of company and individual performance objectives for the years ended December 31, 2020, 2019 and 2018, which were paid in March 2021, 2020 and 2019, respectively.

(4)
Mr. Islam’s initial 2019 base salary was $450,000, which was increased to $515,000 in September 2019 following the completion of our initial public offering.

(5)
Mr. Perier commenced employment on August 15, 2019. His annualized base salary for 2019 was $370,000, and the 2019 salary reported reflects the pro rata portion of Mr. Perier’s annual salary earned from commencement of his employment through December 31, 2019. In December 2019, our Board of Directors approved an increase in Mr. Perier’s annual salary to $390,000.

(6)
Dr. Edris commenced employment on September 10, 2018. His annualized base salary for 2018 was

$360,000, and the 2018 salary reported reflects the pro rata portion of Dr. Edris’ annual salary earned from commencement of his employment through December 31, 2018. In March 2019, Dr. Edris’ annual salary was increased to $372,600 and in September 2019, following the completion of our initial public offering, Dr. Edris’ annual salary was increased to $390,000.
(7)
The amount reported represents commuting expense reimbursements.

(8)
The amount reported represents the amounts paid to Mr. Weinstein since the commencement of his employment on January 27, 2020 (pro-rated based on an annual salary of $380,000).

(9)
The amount reported represents the grant date fair value of the new hire option grant to Mr. Weinstein, who commenced employment on January 27, 2020.

(10)
The amount reported represents the amounts paid to Mr. Pichl since the commencement of his employment on August 3, 2020 (pro-rated based on an annual salary of $350,000).

(11)
The amount reported represents the grant date fair value of the new hire option grant to Mr. Pichl, who commenced employment on August 3, 2020.

(12)
The amount reported represents a pro-rated performance-based cash award based on Mr. Pichl’s employment commencement date of August 3, 2020.

(13)
Dr. Edris was promoted to Chief Operating Officer effective January 1, 2021.

(14)
Dr. Smith was promoted to Chief Development Officer effective January 1, 2021.

2020 Grants of Plan-Based Awards Table
The following table presents information regarding the grant of plan-based incentive awards to each of our named executive officers in 2020.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of Stock and Option Awards ($)(2)
Name	Grant Date	Thre-shold ($)	Target ($)	Maximum ($)	Thre-shold ($)	Target ($)	Max-imum ($)
Saqib Islam, J.D.
Stock Option Award	3/2/2020	—	—	—	—	—	—	325,000	33.66	6,788,860
Annual Bonus	—	—	270,375	—	—	—	—	—	—	—
Francis I. Perier, Jr., M.B.A.
Stock Option Award	3/2/2020	—	—	—	—	—	—	75,000	33.66	1,566,660
Annual Bonus	—	—	162,240	—	—	—	—	—	—	—
Badreddin Edris, Ph.D.
Stock Option Award	3/2/2020	—	—	—	—	—	—	100,000	33.66	2,088,880
Annual Bonus	—	—	163,800	—	—	—	—	—	—	—
L. Mary Smith, Ph.D.
Stock Option Award	3/2/2020	—	—	—	—	—	—	75,000	33.66	1,566,660
Annual Bonus	—	—	163,800	—	—	—	—	—	—	—
Herschel S. Weinstein, J.D.
Stock Option Award(3)	2/3/2020	—	—	—	—	—	—	106,600	33.70	2,256,594
Annual Bonus	—	—	133,000	—	—	—	—	—	—	—
Daniel Pichl
Stock Option Award(4)	8/3/2020	—	—	—	—	—	—	75,000	43.10	2,095,305
Annual Bonus	—	—	122,500	—	—	—	—	—	—	—

(1)
Represents the target and performance-based incentive cash payments the named executive officers could earn pursuant to the annual short term incentive plan, as described in “— Short-Term Incentive Compensation” above. The annual short term incentive plan does not include any threshold or maximum bonuses. The actual amounts earned pursuant to the annual short term incentive plan are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)
The valuation of option awards is based on the grant date fair value calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation — Stock Compensation. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. For information regarding assumptions underlying the valuation of option awards, see Note 9 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020.

(3)
New hire grant for Mr. Weinstein, who commenced employment on January 27, 2020.

(4)
New hire grant for Mr. Pichl, who commenced employment on August 3, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End Table
The following table presents information regarding all outstanding stock options and restricted stock awards held by each of our named executive officers as of December 31, 2020. All time-based stock options and restricted stock awards are subject to certain vesting acceleration provisions as provided in each named executive officer’s employment agreement.

			Option awards				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Saqib Islam, J.D.	1/30/2018	—	—	—	—	—	64,195(6)	4,655,421
	7/31/2018	—	—	—	—	—	249,052(7)	18,061,251
	3/29/2019	9,957	12,803(2)	—	1.65	3/29/2029	—	—
	4/22/2019	320,751	449,053(3)	—	2.30	4/22/2029	—	—
	6/4/2019	73,504	—	102,907(4)	2.30	6/4/2029	—	—
	3/2/2020	60,937	264,063(9)		33.66	3/2/2030	—	—
Francis I. Perier, Jr. M.B.A.	8/15/2019	122,974	245,949(5)	—	9.08	8/15/2029	—	—
	3/2/2020	14,062	60,938(9)	—	33.66	3/2/2030	—	—
Badreddin Edris, Ph.D.	9/3/2018	—	—	—	—	—	102,711(8)	7,448,602
	3/29/2019	1,692	2,176(2)	—	1.65	3/29/2029	—	—
	4/22/2019	62,279	87,191(3)	—	2.30	4/22/2029	—	—
	3/2/2020	18,750	81,250(9)	—	33.66	3/2/2030	—	—
L. Mary Smith, Ph.D.	1/30/2018	—	—	—	—	—	26,086(6)	1,891,757
	3/29/2019	1,128	1,451(2)	—	1.65	3/29/2029	—	—
	4/22/2019	51,320	71,848(3)	—	2.30	4/22/2029	—	—
	3/2/2020	14,062	60,938(9)	—	33.66	3/2/2030	—	—
Herschel S. Weinstein, J.D.	2/3/2020	—	106,600(10)	—	33.70	2/3/2030	—	—
Daniel Pichl	8/3/2020	—	75,000(11)	—	43.10	8/3/2030	—	—

(1)
This column represents the fair market value of the shares of restricted stock as of December 31, 2020 based on the last reported sale price on the Nasdaq Global Select Market on December 31, 2020 of $72.52 per share.

(2)
The remaining shares underlying this option award vest in equal monthly installments through March 19, 2023.

(3)
The shares underlying this option award vest in equal monthly installments through April 22, 2023.

(4)
Vesting of the shares underlying this stock option is subject to the continued achievement of a market-based performance milestone. Once achieved, that percentage of the shares that would have otherwise vested from the grant date if not for the market-based performance will vest immediately and then continue vesting on a monthly basis for so long as the market condition remains until 48 months have passed since the grant date, subject to maintenance of the market performance trigger.

(5)
The remaining shares underlying this option award vest in equal monthly installments through August 15, 2023.

(6)
This restricted stock award vests in equal monthly installments through September 1, 2021.

(7)
This restricted stock award vests in equal monthly installments through July 31, 2022.

(8)
This restricted stock award vests in equal monthly installments through September 10, 2022.

(9)
The shares underlying this option award vest in equal monthly installments through March 2, 2023.

(10)
25% of the shares underlying this option award vested on February 3, 2021 and the remaining shares underlying this award will vest in equal monthly installments through February 3, 2024.

(11)
25% of the shares underlying this option award vest on August 3, 2021 with the remaining shares underlying this award vesting in equal monthly installments through August 3, 2024.

2020 Option Exercises and Stock Vested Table
The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized for our named executive officers in the year ended December 31, 2020:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Saqib Islam, J.D.	—	—	242,888	7,381,141
Francis I. Perier, Jr., M.B.A.	—	—	—	—
Badreddin Edris, Ph.D.	—	—	58,691	1,973,616
L. Mary Smith, Ph.D.	—	—	39,127	1,210,149
Herschel S. Weinstein, J.D.	—	—	—	—
Daniel Pichl	—	—	—	—

(1)
The value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of shares of restricted stock that vested.

Employment Agreements with our Named Executive Officers
Saqib Islam, J.D.
Mr. Islam entered into an employment agreement with us on October 10, 2019, pursuant to which Mr. Islam is entitled to receive an annual base salary for each year of the term, subject to review and adjustment by the Company’s Board of Directors or the compensation committee of the Board of Directors from time to time. Mr. Islam is also eligible for an annual cash incentive bonus expressed as a target percentage of Mr. Islam’s base salary, subject to the achievement of performance targets and goals established by the Company’s Board of Directors or the compensation committee. The employment agreement provides that if Mr. Islam is terminated by us without “cause” or if he resigns for “good reason” (each, as defined in the employment agreement), subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, he will be entitled to the following severance benefits: (i) continued payment of his then-current base salary for 12 months following termination, (ii) a pro-rated portion of his target bonus for the year of termination (based on the number of days of the applicable fiscal year he was employed prior to termination), and (iii) if Mr. Islam is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to 12 months following termination. The employment agreement further provides that if Mr. Islam is terminated by us without cause or if he resigns for good reason, in each case within three months prior to a “change in control” (as defined in the employment agreement) or within 18 months following a change in control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, Mr. Islam will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 18 months of his current base salary (or his base salary in effect prior to the change in control, if higher) plus (B) 1.5 times his target annual cash incentive compensation for the year of termination (or his target annual cash compensation in effect immediately prior to the change in control, if higher), (ii) if Mr. Islam is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to 18 months following termination, and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by Mr. Islam. The payments and benefits provided under Mr. Islam’s employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Islam to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Islam in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.
Francis I. Perier, Jr., M.B.A.
Mr. Perier entered into an employment agreement with us on October 10, 2019, pursuant to which Mr. Perier is entitled to receive an annual base salary for each year of the term, subject to review and adjustment by the Company’s Board of Directors or the compensation committee of the Board of Directors from time to time. Mr. Perier is also eligible for an annual cash incentive bonus expressed as a target percentage of Mr. Perier’s base salary, subject to the achievement of performance targets and goals established by the Company’s Board of Directors or the compensation committee. The employment agreement provides that if Mr. Perier is terminated by us without “cause” or if he resigns for “good reason” (each, as defined in the employment agreement), subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, he will be entitled to the following severance benefits: (i) continued payment of his then-current base salary for nine months following termination, (ii) a pro-rated portion of his target bonus for the year of termination (based on the number of days of the applicable fiscal year he was employed prior to termination), and (iii) if Mr. Perier is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to nine months following termination. The employment agreement further provides that if Mr. Perier is terminated by us without cause or if he resigns for good reason, in each case within three months prior to a “change in control” (as defined in the employment agreement) or within 18 months following a change in control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, Mr. Perier will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 12 months of his current base salary (or his base salary in effect prior to the change in control, if higher) plus (B) one times his target annual cash incentive compensation for the year of termination (or his target annual cash compensation in effect immediately prior to the change in control, if higher), (ii) if Mr. Perier is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to 12 months following termination, and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by Mr. Perier. The payments and benefits provided under Mr. Perier’s employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Perier to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Perier in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.
Badreddin Edris, Ph.D.
Dr. Edris entered into an employment agreement with us on October 10, 2019, pursuant to which Dr. Edris is entitled to receive an annual base salary for each year of the term, subject to review and adjustment by the Company’s Board of Directors or the compensation committee of the Board of Directors from time to time. Dr. Edris is also eligible for an annual cash incentive bonus expressed as a target percentage of Dr. Edris’ base salary, subject to the achievement of performance targets and goals established by the Company’s Board of Directors or the compensation committee. The employment agreement provides that if Dr. Edris is terminated by us without “cause” or if he resigns for “good reason” (each, as defined in the employment agreement), subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, he will be entitled to the following severance benefits: (i) continued payment of his then-current base salary for nine months following termination, (ii) pro-rated portion of his target bonus for the year of termination (based on the number of days of the applicable fiscal year he was employed prior to termination), and (iii) if Dr. Edris is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to nine months following termination. The employment agreement further provides that if Dr. Edris is terminated by us without cause or if he resigns for good reason, in each case within three months prior to a “change in control” (as defined in the employment agreement) or within 18 months following a change in control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, Dr. Edris will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 12 months of his current base salary (or his base salary in effect prior to the change in control, if higher) plus (B) one times his target annual cash incentive compensation for the year of termination (or his target annual cash compensation in effect immediately prior to the change in control, if higher), (ii) if Dr. Edris is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to 12 months following termination, and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by Dr. Edris. The payments and benefits provided under Dr. Edris’s employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Dr. Edris to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Edris in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.
L. Mary Smith, Ph.D.
Dr. Smith entered into an employment agreement with us on October 10, 2019, pursuant to which Dr. Smith is entitled to receive an annual base salary for each year of the term, subject to review and adjustment by the Company’s Board of Directors or the compensation committee of the Board of Directors from time to time. Dr. Smith is also eligible for an annual cash incentive bonus expressed as a target percentage of Dr. Smith’s base salary, subject to the achievement of performance targets and goals established by the Company’s Board of Directors or the compensation committee. The employment agreement provides that if Dr. Smith is terminated by us without “cause” or if she resigns for “good reason” (each, as defined in the employment agreement), subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, she will be entitled to the following severance benefits: (i) continued payment of her base then-current base salary for nine months following termination, (ii) a pro-rated portion of her target bonus for the year of termination (based on the number of days of the applicable fiscal year she was employed prior to termination), and (iii) if Dr. Smith is participating in our group health plan immediately prior to her termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide her health insurance if she had remained employed by us for up to nine months following termination. The employment agreement further provides that if Dr. Smith is terminated by us without cause or if she resigns for good reason, in each case within three months prior to a “change in control” (as defined in the employment agreement) or within 18 months following a change in control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, Dr. Smith will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 12 months of her current base salary (or her base salary in effect prior to the change in control, if higher) plus (B) one times her target annual cash incentive compensation for the year of termination (or her target annual cash compensation in effect immediately prior to the change in control, if higher), (ii) if Dr. Smith is participating in our group health plan immediately prior to her termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide her health insurance if she had remained employed by us for up to 12 months following termination, and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by Dr. Smith. The payments and benefits provided under Dr. Smith’s employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Dr. Smith to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Smith in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her.

Herschel S. Weinstein, J.D.
Mr. Weinstein entered into an employment agreement with us on January 27, 2020, pursuant to which Mr. Weinstein is entitled to receive an annual base salary for each year of the term, subject to review and adjustment by the Company’s Board of Directors or the compensation committee of the Board of Directors from time to time. Mr. Weinstein is also eligible for an annual cash incentive bonus expressed as a target percentage of Mr. Weinstein’s base salary, subject to the achievement of performance targets and goals established by the Company’s Board of Directors or the compensation committee. The employment agreement provides that if Mr. Weinstein is terminated by us without “cause” or if he resigns for “good reason” (each, as defined in the employment agreement), subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, he will be entitled to the following severance benefits: (i) continued payment of his then-current base salary for nine months following termination, (ii) a pro-rated portion of his target bonus for the year of termination (based on the number of days of the applicable fiscal year he was employed prior to termination), and (iii) if Mr. Weinstein is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to nine months following termination. The employment agreement further provides that if Mr. Weinstein is terminated by us without cause or if he resigns for good reason, in each case within three months prior to a “change in control” (as defined in the employment agreement) or within 18 months following a change in control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, Mr. Weinstein will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 12 months of his current base salary (or his base salary in effect prior to the change in control, if higher) plus (B) one times his target annual cash incentive compensation for the year of termination (or his target annual cash compensation in effect immediately prior to the change in control, if higher), (ii) if Mr. Weinstein is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to 12 months following termination, and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by Mr. Weinstein. The payments and benefits provided under Mr. Weinstein’s employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Weinstein to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Weinstein in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.
Daniel Pichl
Mr. Pichl entered into an employment agreement with us on August 3, 2020, pursuant to which Mr. Pichl is entitled to receive an annual base salary for each year of the term, subject to review and adjustment by the Company’s Board of Directors or the compensation committee of the Board of Directors from time to time. Mr. Pichl is also eligible for an annual cash incentive bonus expressed as a target percentage of Mr. Pichl’s base salary, subject to the achievement of performance targets and goals established by the Company’s Board of Directors or the compensation committee. The employment agreement provides that if Mr. Pichl is terminated by us without “cause” or if he resigns for “good reason” (each, as defined in the employment agreement), subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, he will be entitled to the following severance benefits: (i) continued payment of his then-current base salary for nine months following termination, (ii) a pro-rated portion of his target bonus for the year of termination (based on the number of days of the applicable fiscal year he was employed prior to termination), and (iii) if Mr. Pichl is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to nine months following termination. The employment agreement further provides that if Mr. Pichl is terminated by us without cause or if he resigns for good reason, in each case within three months prior to a “change in control” (as defined in the employment agreement) or within 18 months following a change in control, subject to the timely execution and effectiveness of a separation agreement, including a general release of claims in favor of the Company, Mr. Pichl will be entitled to receive: (i) a lump sum cash amount equal to the sum of (A) 12 months of his current base salary (or his base salary in effect prior to the change in control, if higher) plus (B) one times his target annual cash incentive compensation for the year of termination (or his target annual cash compensation in effect immediately prior to the change in control, if higher), (ii) if Mr. Pichl is participating in our group health plan immediately prior to his termination, a monthly payment in an amount equal to the monthly employer contribution that we would have made to provide him health insurance if he had remained employed by us for up to 12 months following termination, and (iii) notwithstanding anything to the contrary in any applicable award agreement, accelerated vesting of 100% of all time-based stock options and other time-based stock-based awards held by Mr. Pichl. The payments and benefits provided under Mr. Pichl's employment agreement in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Pichl to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Pichl in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.
Potential Payments Upon Termination or Change in Control
The table below quantifies the potential payments and benefits that would have become due to our named executive officers, assuming a qualifying termination occurred on December 31, 2020.
Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Saqib Islam, J.D.	Cash severance – salary	540,750(1)	811,125(2)
	Cash severance – bonus	270,375(3)	405,563(4)
	Health insurance benefits	33,468(5)	50,202(6)
	Equity acceleration	—	72,644,140(7)
	Total	844,593	73,911,030
Francis I. Perier, Jr., M.B.A.	Cash severance – salary	304,200(8)	405,600(1)
	Cash severance – bonus	162,240(3)	162,240(9)
	Health insurance benefits	25,686(10)	34,248(5)
	Equity acceleration	—	$17,971,055(7)
	Total	492,126	18,573,143
Badreddin Edris, Ph.D.	Cash severance – salary	307,125(8)	409,500(1)
	Cash severance – bonus	163,800(3)	163,800(9)
	Health insurance benefits	8,280(10)	11,040(5)
	Equity acceleration	—	16,882,742(7)
	Total	479,205	17,467,082
L. Mary Smith, Ph.D.	Cash severance – salary	307,125(8)	409,500(1)
	Cash severance – bonus	163,800(3)	163,800(9)
	Health insurance benefits	25,686(10)	34,248(5)
	Equity acceleration	—	9,407,806(7)
	Total	496,611	10,015,354
Herschel S. Weinstein, J.D.	Cash severance – salary	285,000(8)	380,000(1)
	Cash severance – bonus	133,000(3)	133,000(9)
	Health insurance benefits	21,771(10)	29,028(5)
	Equity acceleration	—	4,138,212(7)
	Total	439,771	4,680,240

Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Daniel Pichl	Cash severance – salary	262,500(8)	350,000(1)
	Cash severance – bonus	122,500(3)	122,500(9)
	Health insurance benefits	8,280 (10)	11,040(5)
	Equity acceleration	—	2,206,500(7)
	Total	393,280	2,690,040

(1)
Represents 12 months of NEO’s base salary.

(2)
Represents 18 months of NEO’s base salary.

(3)
Represents the NEO’s target annual cash incentive opportunity, pro-rated for the number of weeks employed during the year of termination.

(4)
Represents 1.5 times the NEO’s target annual cash incentive opportunity.

(5)
Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the NEO as of the date of termination.

(6)
Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the NEO as of the date of termination.

(7)
Represents the value of acceleration of vesting of 100% of the NEO’s unvested and outstanding time-based equity awards, based on the market price of a share of our common stock on December 31, 2020, which was $72.52.

(8)
Represents 9 months of NEO’s base salary.

(9)
Represents the NEO’s target annual cash incentive opportunity.

(10)
Represents 9 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the NEO as of the date of termination.

Pension Benefits
We do not offer any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation plans.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2020.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	4,505,546	$15.51	5,128,961(2)
Equity compensation plans not approved by security holders	—	$—	—
Total	4,505,546	$15.51	5,128,961

(1)
Includes the Company’s 2019 Stock Option and Incentive Plan, 2019 Stock Option and Equity Incentive Plan and 2019 Employee Stock Purchase Plan.

(2)
The 2019 Stock Option and Equity Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2020, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2019 Stock Option and Equity Incentive Plan and the 2019 Stock Option and Incentive Plan will be added back to the shares of common stock available for issuance under the 2019 Stock Option and Equity Incentive Plan. The Company no longer issues grants under the 2019 Stock Option and Incentive Plan. As of December 31, 2020, a total of 872,214 shares of our common stock have been reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan. The 2019 Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2020, by the lesser of 663,229 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

Risk Assessment Concerning Compensation Practices and Policies
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks and Insider Participation
During 2020, Daniel S. Lynch, Jeffrey Schwartz, and Stephen Squinto served on our compensation committee. Messrs. Lynch and Schwartz have served as members of our compensation committee since our initial public offering in September 2019 and continue to serve on such committee at present. During 2020, Saqib Islam, our chief executive officer, served as a member of the board of directors of Passage Bio, Inc., one of whose executive officers during such time was Dr. Squinto, who served as Passage Bio's Acting Head of Research and Development. Dr. Squinto stepped down from serving on our compensation committee in September 2020. Mr. Lynch previously served as our executive chairman from August 2017 to August 2019 and as our interim Chief Executive Officer from February 2018 to July 2018. Mr. Schwartz is affiliated with one of our large stockholders, BC SW, LP, as set forth in this proxy statement. Dr. Squinto is currently serving as our acting Head of Research and Development and is affiliated with one of our large stockholders, OrbiMed Private Investments VI, LP. See “Certain Relationships and Related Party Transactions” for further discussion.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the Securities and Exchange Commission, or the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference into such filing.
The compensation committee reviewed and discussed the section titled “Compensation Discussion and Analysis” of this proxy statement with management. Based on the review and discussions, the compensation committee recommended to the Board of Directors that the section “Compensation Discussion and Analysis” be included in this proxy statement for the year ended December 31, 2020, for filing with the SEC.
THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF SPRINGWORKS
THERAPEUTICS, INC.
Daniel S. Lynch, M.B.A., Chairperson
Jeffrey Schwartz, M.B.A.
April 15, 2021

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Transactions
Other than the compensation agreements and other arrangements described under “Executive Officer Compensation” and “Director Compensation” in this proxy statement and the transactions described below, since January 1, 2020, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of the average of our total assets amounts at December 31, 2019 and 2020) and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
Pfizer Clinical Collaboration Agreement
In October 2020, we entered into a clinical trial collaboration and supply agreement with Pfizer to evaluate nirogacestat in combination with Pfizer’s bispecific antibody targeting BCMA and CD3, elranatamab, in patients with relapsed or refractory multiple myeloma. Freda Lewis-Hall M.D., DFAPA, currently a member of our Board of Directors, was the Executive Vice President and Chief Patient Officer at Pfizer Inc. until her retirement in March 2020. Additionally, Pfizer is a holder of more than five percent of our capital stock.
Pfizer is responsible for administering the Phase 1b/2 clinical trial and is responsible for all costs associated with the direct conduct of the clinical trial, other than the manufacture and supply of nirogacestat and certain expenses related to intellectual property rights. We are responsible for supplying nirogacestat for purposes of the Phase 1b/2 clinical trial. Other than the rights to use data from the clinical trial, neither party has any interest in the compound provided by the other party for the conduct of the clinical trial, nor any right to receive any payments from the other party with respect to such party’s compound, as a result of this collaboration. The collaboration is managed by a joint development committee of equal representation by the Company and Pfizer.
Consulting arrangement with Stephen Squinto
We entered into a consulting arrangement in November 2017 with Stephen Squinto, Ph.D., a member of our Board of Directors, to serve as our acting Head of Research and Development. Dr. Squinto receives an annual consulting fee equal to $80,000 for his service as our acting Head of Research and Development, payable twice monthly, and, prior to the initial public offering in September 2019, a fee of $20,000 annually for his service as a member of our Board of Directors. This fee for service on our Board of Directors terminated upon the consummation of our initial public offering, and Dr. Squinto now receives our standard Board fees as set forth in our Non-Employee Director Compensation Policy. In addition, Dr. Squinto received incentive units and options to purchase common units prior to our reorganization into a corporation in March 2019 (which have since been exchanged for restricted stock awards and options to purchase common stock). During the year ending December 31, 2020, we paid $80,000 in consulting fees for Dr. Squinto’s services as our acting Head of Research and Development. Further, in March 2020, in connection with such services, Dr. Squinto received an equity grant of 20,000 stock options, which had a Black-Scholes value of $355,564.
Employment agreement with Daniel S. Lynch
On February 1, 2018, we entered into an Employment Agreement with Daniel S. Lynch, or the Lynch Agreement, pursuant to which (i) Mr. Lynch served as the Executive Chairman of our Board of Directors and (ii) from February 1, 2018 until July 31, 2018, Mr. Lynch served as our interim Chief Executive Officer, in each case on an at-will basis. On August 16, 2019, we entered into a letter agreement, or the Termination Letter, with Mr. Lynch, pursuant to which the parties agreed that the Lynch Agreement would terminate effective immediately. Following such termination, Mr. Lynch no longer serves as Executive Chairman, and serves as the Chairman of our Board of Directors.

The Termination Letter provides that all of the rights and obligations of the parties accrued as of the date thereof will survive the termination of the Lynch Agreement. In addition, the Termination Letter provides for the treatment of outstanding stock options and restricted stock awards held by Mr. Lynch as of the date of the Termination Letter. Pursuant to the Termination Letter, upon a Sale of the Company (as defined in the Termination Letter), all equity awards held by Mr. Lynch as of the date of the Termination Letter shall be accelerated in full.
Investors’ Rights Agreement
We are a party to an investors’ rights agreement, dated as of March 29, 2019, with holders of our preferred stock (which such stock converted to common stock upon the consummation of our initial public offering), including holders of five percent (5%) or more of our capital stock and entities affiliated with our directors. The investor rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The investor rights agreement also provided a right of first refusal to purchase future securities sold by us, which such right terminated immediately prior to the consummation of our initial public offering.
We amended our investors’ rights agreement on February 25, 2021, whereby the aforementioned right to demand that we file a registration statement or request that these investors' shares be covered by a registration statement that we are otherwise filing shall terminate for any holder of our common stock whose common stock may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended.
Limitation of Liability and Indemnification of Officers and Directors
Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•
any breach of their duty of loyalty to our company or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, we adopted bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
We have entered into, and in the future plan to enter into, agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.
Related Person Transaction Policy
Our Board of Directors has adopted a written related person transactions policy providing that transactions with our directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related person, must be approved by our audit committee. This policy became effective on September 12, 2019, the date our registration statement for our IPO became effective. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which a related person has or will have a direct or indirect material interest and in which the aggregate amount involved exceeds or may be expected to exceed $120,000 annually, subject to certain exceptions. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.
As appropriate for the circumstances, the audit committee will review and consider:
•
the related person’s interest in the related person transaction;

•
the approximate dollar amount involved in the related person transaction;

•
the approximate dollar amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•
whether the transaction was undertaken in the ordinary course of our business;

•
whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•
the purpose of, and the potential benefits to us of, the related-party transaction; and

•
any other information regarding the related-party transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 31, 2021 by:
•
each of our directors;

•
each of our named executive officers;

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all of our directors and executive officers as a group; and

•
each person, or group of affiliated persons, who is known by us to beneficially own greater than 5% of our common stock.

The column entitled “Shares Beneficially Owned” is based on a total of 49,024,152 shares of our common stock outstanding as of March 31, 2021.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902.
	Shares beneficially owned
Name and address of beneficial owner(1)	Number	Percentage
5% Stockholders:
Entities affiliated with Pfizer(2)	4,583,047	9.35%
Entities affiliated with Bain(3)	5,831,307	11.89%
OrbiMed Private Investments VI, LP(4)	6,186,307	12.62%
Perceptive Life Sciences Master Fund, Ltd.(5)	4,177,721	8.52%
FMR LLC(6)	3,378,020	6.89%
Named Executive Officers and Directors:
Saqib Islam, J.D.(7)	1,560,465	3.14%
Daniel S. Lynch, M.B.A.(8)	536,742	1.09%
Freda Lewis-Hall, M.D., DFAPA(9)	24,121	*
Jeffrey Schwartz, M.B.A.(10)	5,855,428	11.94%
Alan Fuhrman (11)	24,121	*
Stephen Squinto, Ph.D.(12)	6,364,298	12.97%
Julie Hambleton, M.D.(13)	4,889	*
Francis I. Perier, Jr., M.B.A.(14)	199,944	*
Badreddin Edris, Ph.D.(15)	333,541	*
L. Mary Smith, Ph.D.(16)	252,265	*
Herschel S. Weinstein, J.D.(17)	44,978	*
Daniel Pichl(18)	6,916	*
All executive officers and directors as a group (13 persons)(19)	15,533,590	30.76%

*
Represents beneficial ownership of less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902.

(2)
Information herein is based on the information reported on the Schedule 13G filed on February 12, 2021 by Pfizer Inc., or Pfizer, and represents (i) 4,006,445 shares of common stock held by Pfizer, and (ii) 576,602 shares of common stock held by Pfizer Ventures (US) Holdings, or Pfizer Ventures, a wholly-owned subsidiary of Pfizer. The address of Pfizer is 235 East 42nd Street, New York, New York 10017.

(3)
Information herein is based on the information reported on the Schedule 13D/A filed on March 11, 2021 by BC SW, LP, or BCSW, and consists of  5,831,307 shares of common stock. Bain Capital Life Sciences Investors, LLC, whose managers are Jeffrey Schwartz and Adam Koppel, is the general partner of BCSW. As a result, each of Bain Capital Life Sciences Investors, LLC, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power with respect to the shares held by BCSW. The address of BCSW is c/o Bain Capital Life Sciences, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

(4)
Information herein is based on the information reported on the Schedule 13D/A filed on March 14, 2021 by OrbiMed Advisors, LLC, or OrbiMed Advisors, and OrbiMed Capital GP VI LLC, or OrbiMed GP, and consists of 6,186,307 shares of common stock held by OrbiMed Private Investments VI, LP, or OrbiMed VI. OrbiMed GP is the general partner of OPI VI. OrbiMed Advisors is the managing member of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Ph.D., C.F.A., Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VI. OrbiMed Advisors’ mailing address is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(5)
Information herein is based on the information reported on the Schedule 13G/A filed on February 16, 2021 by Perceptive Advisors LLC and Perceptive Life Sciences Master Fund, Ltd., or Perceptive, and represents 4,177,721 shares of common stock held by Perceptive. Perceptive Advisors LLC is the investment manager of Perceptive, and Joseph Edelman is the managing member of Perceptive Advisors LLC. Perceptive Advisors LLC and Mr. Edelman may be deemed to beneficially own the securities held by Perceptive. The address of Perceptive is 51 Astor Place, 10th Floor, New York, NY 10003.

(6)
Information herein is based on the based on the information reported on the Schedule 13G filed on February 8, 2021 by FMR LLC and Abigail P. Johnson and represents 3,378,020 shares of common stock held by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company LLC, or FMR Co. LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G filed on February 8, 2021 by FMR LLC and Abigail P. Johnson reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies, or collectively referred to as the FMR Reporters. Such filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

(7)
Consists of (i) 946,552 shares of common stock (which includes 290,025 unvested shares of restricted stock subject to time-based vesting) and (ii) 613,913 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Islam.

(8)
Consists of (i) 291,277 shares of common stock (which includes 40,759 unvested shares of restricted stock subject to time-based vesting) and (ii) 245,465 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Lynch.

(9)
Consists of 24,121 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Dr. Lewis-Hall.

(10)
Consists of (i) 24,121 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Schwartz and (ii) the shares described in note (3) above. Mr. Schwartz is the general partner of BCSW. As a result Mr. Schwartz may be deemed to share voting and dispositive power with respect to the shares held by BCSW.

(11)
Consists of 24,121 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Fuhrman. These shares are held in a family trust where Mr. Fuhrman is a trustee.

(12)
Consists of (i) 146,728 shares of common stock (which includes 15,285 unvested shares of restricted stock subject to time-based vesting) held by Dr. Squinto directly, (ii) 31,263 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Dr. Squinto and (iii) the shares described in note (4) above. Dr. Squinto is an Executive Partner at OrbiMed Advisors and may be deemed the indirect beneficial owner of such shares. Dr. Squinto disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(13)
Consists of 4,889 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Dr. Hambleton.

(14)
Consists of  (i) 10,000 unvested shares of restricted stock subject to time-based vesting and (ii) 189,944 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Perier.

(15)
Consists of (i) 215,766 shares of common stock, (which includes 101,038 unvested shares of restricted stock subject to time-based vesting) and (ii) 117,775 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Dr. Edris.

(16)
Consists of (i) 167,511 shares of common stock, (which includes 27,304 unvested shares of restricted stock subject to time-based vesting) and (ii) 84,754 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Dr. Smith.

(17)
Consists of (i) 7,000 unvested shares of restricted stock subject to time-based vesting and (ii) 37,978 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Weinstein.

(18)
Consists of (i) 4,150 unvested shares of restricted stock subject to time-based vesting and (ii) 2,766 shares of common stock underlying options exercisable within 60 days of March 31, 2021 held by Mr. Pichl.

(19)
Includes Jens Renstrup, M.D., M.B.A. who is an executive officer but not a named executive officer.

REPORT OF THE AUDIT COMMITTEE
The audit committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to:
•
the integrity of SpringWorks Therapeutics’ financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements;

•
the qualifications, independence, and performance of SpringWorks Therapeutics’ independent registered public accounting firm;

•
the performance of SpringWorks Therapeutics’ internal audit function, if any; and,

•
other matters as set forth in the charter of the audit committee approved by the Board of Directors.

The audit committee reviews the Company’s financial disclosures and meets privately, outside the presence of management, with the independent registered public accounting firm. The audit committee also reviews the performance of the independent registered public accounting firm in the annual audit of SpringWorks’ financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees. The audit committee provides the Board of Directors such information and materials as it may deem necessary to apprise the Board of Directors of financial matters requiring its attention. In addition, the audit committee reviews and reassesses our charter annually and recommends any changes to the Board of Directors for approval.
Management is responsible for the preparation of SpringWorks Therapeutics’ financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of SpringWorks Therapeutics’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of SpringWorks Therapeutics for the fiscal year ended December 31, 2020. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming its independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements of SpringWorks Therapeutics be included in SpringWorks Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, that was filed with the Securities and Exchange Commission, or the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference into such filing.
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF
SPRINGWORKS THERAPEUTICS, INC.
Alan Fuhrman
Julie Hambleton, M.D.
Jeffrey Schwartz, M.B.A.
April 15, 2021

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902, Attention: Secretary. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2022 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 31, 2021. Any stockholder proposals submitted outside the processes of SEC Rule 14a-8 received after December 31, 2021, will be considered untimely. However, if the date of the 2022 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2022 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902, Attention: Secretary.
If a stockholder wishes to propose a nomination of persons for election to our Board of Directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2022 Annual Meeting of Stockholders, the required notice must be received by our Corporate Secretary at our principal executive offices no earlier than January 20, 2022 and no later than February 19, 2022. Stockholder proposals and the required notice should be addressed to SpringWorks Therapeutics, Inc., 100 Washington Blvd, Stamford, Connecticut 06902, Attention: Secretary.
OTHER MATTERS
Our Board of Directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

SpringWorks THERAPEUTICS

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/SWTX** or scan the QR code — login details are located in the shaded bar below.

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2021 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3 and for every 1 YEAR on Proposal 4.

1. Election of Class II Directors

	For	Withhold
01 - Freda Lewis-Hall, M.D., FAPA	☐	☐
02 - Jeffrey Schwartz	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Non-binding advisory vote on the frequency of solicitation of advisory stockholder approval of executive compensation	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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 The 2021 Annual Meeting of SpringWorks Therapeutics, Inc. Shareholders will be held onThursday, May 20, 2021 at 9:30 am Eastern Time, virtually via the internet at www.meetingcenter.io/212446126.To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.The password for this meeting is – SWTX2021.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.The material is available at: www.edocumentview.com/SWTXq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+Notice of 2021 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — May 20, 2021Saqib Islam and Francis I. Perier, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SpringWorks Therapeutics, Inc. to be held on May 20, 2021 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Class II Directors, FOR Proposals 2 and 3 and for every 1 YEAR on Proposal 4.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)Change of Address — Please print new address below.Comments — Please print your comments below. +